Exhibit 99.3
Item 8A. Consolidated Financial Statements and Supplementary Data of US Airways Group, Inc.
As further discussed in Note 1 to US Airways Group’s consolidated financial statements, the consolidated financial statements and supplementary data for each period presented have been adjusted for the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled In Cash upon Conversion (Including Partial Cash Settlement)” and for the reclassification of certain amounts from employee benefit liabilities and other to deferred gains and credits, net, both captions of which are included within total noncurrent liabilities and deferred credits on the consolidated balance sheets and consistent with the reclassification disclosed in US Airways Group’s Quarterly Report on Form 10-Q for the period ended June 30, 2009. The consolidated financial statements and supplementary data below reflect only the adjustments described in Note 1 to US Airways Group’s consolidated financial statements and do not reflect events occurring after February 18, 2009, the date of the original filing of US Airways Group’s 2008 Annual Report on Form 10-K, or modify or update those disclosures that may have been affected by subsequent events.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
US Airways Group, Inc.:
We have audited the accompanying consolidated balance sheets of US Airways Group, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of US Airways Group, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
As discussed in note 1 (t) to the consolidated financial statements, effective January 1, 2008, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, and the measurement date provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. Also as discussed in note 1 (u) to the consolidated financial statements, the accompanying consolidated financial statements have been adjusted for the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), which became effective January 1, 2009.

/s/ KPMG LLP
Phoenix, Arizona
February 17, 2009, except as to note 1 (u) and note 1 (v),
which are as of December 3, 2009

US Airways Group, Inc.
Consolidated Statements of Operations
For the Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
	(In millions, except share and per share amounts)
Operating revenues:
Mainline passenger	$8,183	$8,135	$7,966
Express passenger	2,879	2,698	2,744
Cargo	144	138	153
Other	912	729	694

Total operating revenues	12,118	11,700	11,557

Operating expenses:
Aircraft fuel and related taxes	3,618	2,630	2,518
Loss (gain) on fuel hedging instruments, net	356	(245)	79
Salaries and related costs	2,231	2,302	2,090
Express expenses	3,049	2,594	2,559
Aircraft rent	724	727	732
Aircraft maintenance	783	635	582
Other rent and landing fees	562	536	568
Selling expenses	439	453	446
Special items, net	76	99	27
Depreciation and amortization	215	189	175
Goodwill impairment	622	—	—
Other	1,243	1,247	1,223

Total operating expenses	13,918	11,167	10,999

Operating income (loss)	(1,800)	533	558

Nonoperating income (expense):
Interest income	83	172	153
Interest expense, net	(258)	(277)	(301)
Other, net	(240)	2	(24)

Total nonoperating expense, net	(415)	(103)	(172)

Income (loss) before income taxes and cumulative effect of change in accounting principle	(2,215)	430	386
Income tax provision	—	7	101

Income (loss) before cumulative effect of change in accounting principle	(2,215)	423	285
Cumulative effect of change in accounting principle, net	—	—	1

Net income (loss)	$(2,215)	$423	$286

Earnings (loss) per common share:
Basic:
Before cumulative effect of change in accounting principle	$(22.11)	$4.62	$3.30
Cumulative effect of change in accounting principle	—	—	0.01

Earnings (loss) per share	$(22.11)	$4.62	$3.31

Diluted:
Before cumulative effect of change in accounting principle	$(22.11)	$4.52	$3.20
Cumulative effect of change in accounting principle	—	—	0.01

Earnings (loss) per share	$(22.11)	$4.52	$3.21

Shares used for computation (in thousands):
Basic	100,168	91,536	86,447
Diluted	100,168	95,603	93,821
See accompanying notes to consolidated financial statements.

US Airways Group, Inc.
Consolidated Balance Sheets
December 31, 2008 and 2007

	2008	2007
	(In millions, except share
	and per share amounts)
ASSETS
Current assets
Cash and cash equivalents	$1,034	$1,948
Investments in marketable securities	20	226
Restricted cash	186	2
Accounts receivable, net	293	374
Materials and supplies, net	201	249
Prepaid expenses and other	684	548

Total current assets	2,418	3,347
Property and equipment
Flight equipment	3,157	2,414
Ground property and equipment	816	703
Less accumulated depreciation and amortization	(954)	(757)

	3,019	2,360
Equipment purchase deposits	267	128

Total property and equipment	3,286	2,488
Other assets
Other intangibles, net of accumulated amortization of $87 million and $62 million, respectively	545	553
Restricted cash	540	466
Investments in marketable securities	187	353
Goodwill	—	622
Other assets, net	238	211

Total other assets	1,510	2,205

Total assets	$7,214	$8,040

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Current maturities of debt and capital leases	$362	$117
Accounts payable	797	366
Air traffic liability	698	832
Accrued compensation and vacation	158	225
Accrued taxes	142	152
Other accrued expenses	887	859

Total current liabilities	3,044	2,551
Noncurrent liabilities and deferred credits
Long-term debt and capital leases, net of current maturities	3,623	3,015
Deferred gains and credits, net	383	380
Postretirement benefits other than pensions	108	138
Employee benefit liabilities and other	550	501

Total noncurrent liabilities and deferred credits	4,664	4,034
Commitments and contingencies (Note 9)
Stockholders’ equity (deficit)
Common stock, $0.01 par value; 200,000,000 shares authorized, 114,527,377 and 114,113,384 shares issued and outstanding at December 31, 2008; 92,278,557 and 91,864,564 shares issued and outstanding at December 31, 2007	1	1
Additional paid-in capital	1,789	1,576
Accumulated other comprehensive income	65	10
Accumulated deficit	(2,336)	(119)
Treasury stock, common stock, 413,993 shares at December 31, 2008 and December 31, 2007	(13)	(13)

Total stockholders’ equity (deficit)	(494)	1,455

Total liabilities and stockholders’ equity (deficit)	$7,214	$8,040

See accompanying notes to consolidated financial statements.

US Airways Group, Inc.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
	(In millions)
Cash flows from operating activities:
Net income (loss)	$(2,215)	$423	$286
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Cumulative effect of change in accounting principle	—	—	(1)
Depreciation and amortization	240	212	198
Gain on curtailment of pension benefit	—	(5)	—
Loss on dispositions of property and equipment	7	1	—
Gain on forgiveness of debt	(8)	—	(90)
Gain on sale of investments	(1)	(17)	—
Goodwill impairment	622	—	—
Impairment on auction rate securities	214	10	—
Impairment on fixed assets	13	—	—
Utilization of acquired net operating loss carryforwards	—	7	85
Change in fair value of fuel hedging instruments, net	496	(187)	70
Amortization of deferred credits and rent	(41)	(40)	(38)
Amortization of debt discount and debt issuance costs	25	18	22
Amortization of actuarial gains	(2)	—	—
Stock-based compensation	34	32	34
Debt extinguishment costs	7	18	19
Premium paid in conversion of 7% senior convertible notes	—	—	17
Other	—	—	(1)
Changes in operating assets and liabilities:
Decrease (increase) in restricted cash	(184)	(1)	6
Decrease (increase) in accounts receivable, net	74	14	(35)
Decrease (increase) in materials and supplies, net	49	(18)	(25)
Decrease (increase) in prepaid expenses and other	(259)	(52)	22
Decrease (increase) in other assets, net	4	(5)	9
Increase (decrease) in accounts payable	96	(11)	(2)
Increase (decrease) in air traffic liability	(134)	(22)	59
Increase (decrease) in accrued compensation and vacation	(67)	(37)	56
Increase (decrease) in accrued taxes	(10)	(29)	38
Increase (decrease) in other liabilities	60	140	(86)

Net cash provided by (used in) operating activities	(980)	451	643

Cash flows from investing activities:
Purchases of property and equipment	(929)	(523)	(232)
Purchases of marketable securities	(299)	(2,591)	(2,583)
Sales of marketable securities	505	3,203	1,785
Proceeds from sale of other investments	4	56	—
Decrease (increase) in long-term restricted cash	(74)	200	128
Proceeds from dispositions of property and equipment	17	4	7
Increase in equipment purchase deposits	(139)	(80)	(8)

Net cash provided by (used in) investing activities	(915)	269	(903)

Cash flows from financing activities:
Repayments of debt and capital lease obligations	(734)	(1,680)	(1,187)
Proceeds from issuance of debt	1,586	1,798	1,419
Deferred financing costs	(50)	(9)	(25)
Proceeds from issuance of common stock, net	179	3	44

Net cash provided by financing activities	981	112	251

Net increase (decrease) in cash and cash equivalents	(914)	832	(9)
Cash and cash equivalents at beginning of year	1,948	1,116	1,125

Cash and cash equivalents at end of year	$1,034	$1,948	$1,116

See accompanying notes to consolidated financial statements.

US Airways Group, Inc.
Consolidated Statements of Stockholders’ Equity (Deficit)
For the Years Ended December 31, 2008, 2007 and 2006

				Accumulated
		Additional		Other
	Common	Paid-In	Accumulated	Comprehensive	Treasury
	Stock	Capital	Deficit	Income	Stock	Total
	(In millions, except share amounts)
Balance at December 31, 2005	$1	$1,305	$(828)	$—	$(13)	$465
Net income	—	—	286	—	—	286
Issuance of 3,860,358 shares of common stock pursuant to the conversion of the 7.5% notes	—	95	—	—	—	95
Issuance of 2,909,636 shares of common stock pursuant to the conversion of the 7.0% notes	—	63	—	—	—	63
Issuance of 386,925 shares of common stock pursuant to the exercise of warrants	—	3	—	—	—	3
Issuance of 2,463,534 shares of common stock pursuant to employee stock plans	—	41	—	—	—	41
Stock-based compensation expense	—	34	—	—	—	34
Adjustment to initially apply the recognition provisions of SFAS No. 158, net of tax	—	—	—	3	—	3

Balance at December 31, 2006	1	1,541	(542)	3	(13)	990
Net income	—	—	423	—	—	423
Issuance of 580,661 shares of common stock pursuant to employee stock plans	—	3	—	—	—	3
Stock-based compensation expense	—	32	—	—	—	32
Unrealized loss on available for sale securities, net	—	—	—	(48)	—	(48)
Actuarial gain associated with pension and other postretirement benefits, net of current period amortization	—	—	—	55	—	55

Balance at December 31, 2007	1	1,576	(119)	10	(13)	1,455
Net loss	—	—	(2,215)	—	—	(2,215)
Issuance of 21,850,000 shares of common stock pursuant to a public stock offering, net of offering costs	—	179	—	—	—	179
Issuance of 398,820 shares of common stock pursuant to employee stock plans	—	—	—	—	—	—
Stock-based compensation expense	—	34	—	—	—	34
Recognition of previous unrealized loss on available for sale securities, net now deemed other than temporary	—	—	—	48	—	48
Adjustment to initially apply the measurement provisions of SFAS No. 158	—	—	(2)	—	—	(2)
Actuarial gain associated with pension and other postretirement benefits, net of current period amortization	—	—	—	7	—	7

Balance at December 31, 2008	$1	$1,789	$(2,336)	$65	$(13)	$(494)

See accompanying notes to consolidated financial statements.

US Airways Group, Inc.
Notes to Consolidated Financial Statements
1. Basis of Presentation and Summary of Significant Accounting Policies
(a) Nature of Operations and Operating Environment
US Airways Group, Inc. (“US Airways Group” or the “Company”) is a Delaware corporation whose primary business activity is the operation of a major network air carrier through its ownership of the common stock of US Airways, Inc. (“US Airways”), Piedmont Airlines, Inc. (“Piedmont”), PSA Airlines, Inc. (“PSA”), Material Services Company, Inc. (“MSC”) and Airways Assurance Limited, LLC (“AAL”). On May 19, 2005, US Airways Group signed a merger agreement with America West Holdings Corporation (“America West Holdings”) pursuant to which America West Holdings merged with a wholly owned subsidiary of US Airways Group. The merger agreement was amended by a letter of agreement on July 7, 2005. The merger became effective upon US Airways Group’s emergence from bankruptcy on September 27, 2005.
Most of the airline operations are in competitive markets. Competitors include other air carriers along with other modes of transportation. The Company operates the fifth largest airline in the United States as measured by domestic mainline revenue passenger miles (“RPMs”) and available seat miles (“ASMs”). US Airways has primary hubs in Charlotte, Philadelphia and Phoenix and secondary hubs/focus cities in New York, Washington, D.C., Boston and Las Vegas. US Airways offers scheduled passenger service on more than 3,100 flights daily to 200 communities in the United States, Canada, Europe, the Caribbean and Latin America. US Airways also has an established East Coast route network, including the US Airways Shuttle service, with a substantial presence at capacity constrained airports including New York’s LaGuardia Airport and the Washington, D.C. area’s Ronald Reagan Washington National Airport. US Airways had approximately 55 million passengers boarding its mainline flights in 2008. During 2008, US Airways’ mainline operation provided regularly scheduled service or seasonal service at 135 airports. During 2008, the US Airways Express network served 187 airports in the United States, Canada and Latin America, including 77 airports also served by the mainline operation. During 2008, US Airways Express air carriers had approximately 27 million passengers boarding their planes. As of December 31, 2008, US Airways operated 354 mainline jets and is supported by the Company’s regional airline subsidiaries and affiliates operating as US Airways Express either under capacity purchase or prorate agreements, which operate approximately 238 regional jets and 74 turboprops.
As of December 31, 2008, the Company employed approximately 37,500 active full-time equivalent employees. Approximately 87% of the Company’s employees are covered by collective bargaining agreements with various labor unions. The Company’s pilots and flight attendants are currently working under the terms of their respective US Airways or America West Airlines (“AWA”) collective bargaining agreements, as modified by transition agreements reached in connection with the merger. In 2008, the Company reached final single labor agreements covering fleet service employees, maintenance and related employees and maintenance training instructors, each represented by the International Association of Machinists & Aerospace Workers.
(b) Basis of Presentation
The accompanying consolidated financial statements include the accounts of US Airways Group and its wholly owned subsidiaries. The Company has the ability to move funds freely between its operating subsidiaries to support operations. These transfers are recognized as intercompany transactions. All significant intercompany accounts and transactions have been eliminated.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The principal areas of judgment relate to passenger revenue recognition, impairment of goodwill, impairment of long-lived and intangible assets, valuation of investments in marketable securities, the frequent traveler program and the deferred tax valuation allowance.
Certain prior year amounts have been reclassified to conform with the 2008 presentation.

(c) Cash and Cash Equivalents
Cash equivalents consist primarily of cash in money market securities and highly liquid debt instruments. All highly liquid investments purchased within three months of maturity are classified as cash equivalents. Cash equivalents are stated at cost, which approximates fair value due to the highly liquid nature and short-term maturities of the underlying securities.
As of December 31, 2008 and 2007, the Company’s cash and cash equivalents are as follows (in millions):

	2008	2007
Cash and money market funds	$1,024	$1,858
Corporate bonds	10	90

Total cash and cash equivalents	$1,034	$1,948

(d) Investments in Marketable Securities
All highly liquid investments with maturities greater than three months but less than one year are classified as current investments in marketable securities. Investments in marketable securities classified as noncurrent assets on the Company’s balance sheet represent investments expected to be converted to cash after 12 months. Debt securities, other than auction rate securities, are classified as held to maturity in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Held to maturity investments are carried at amortized cost, which approximates fair value. Investments in auction rate securities are classified as available for sale and recorded at fair value.
As of December 31, 2008 and 2007, the Company’s investments in marketable securities are classified as follows (in millions):

	2008	2007
Held to maturity securities:
Corporate bonds	$20	$125
U.S. government sponsored enterprises	—	81
Certificates of deposit	—	20

Total investments in marketable securities-current	$20	$226

Available for sale securities:
Auction rate securities	187	353

Total investments in marketable securities-noncurrent	$187	$353

See Note 6(b) for more information on the Company’s investments in marketable securities.
(e) Restricted Cash
Restricted cash includes deposits in trust accounts primarily to fund certain taxes and fees and workers’ compensation claims, deposits securing certain letters of credit and surety bonds and deposits held by institutions that process credit card sales transactions. Restricted cash is stated at cost, which approximates fair value.
(f) Materials and Supplies, Net
Inventories of materials and supplies are valued at the lower of cost or fair value. Costs are determined using average costing methods. An allowance for obsolescence is provided for flight equipment expendable and repairable parts. These items are generally charged to expense when issued for use. During 2008, the Company recorded a $5 million write down related to its Boeing 737 spare parts inventory to reflect lower of cost or fair value. See Note 1(g) below for further discussion of the decline in value of Boeing 737 parts.
(g) Property and Equipment
Property and equipment are recorded at cost. Interest expense related to the acquisition of certain property and equipment is capitalized as an additional cost of the asset or as a leasehold improvement if the asset is leased. Interest capitalized for the years ended December 31, 2008, 2007 and 2006 was $6 million, $4 million and $2 million, respectively. Property and equipment is depreciated and amortized to residual values over the estimated useful lives or the lease term, whichever is less, using the straight-line method. Costs of major improvements that enhance the usefulness of the asset are capitalized and depreciated over the estimated useful life of the asset or the modifications, whichever is less.

The estimated useful lives of owned aircraft, jet engines, flight equipment and rotable parts range from five to 30 years. Leasehold improvements relating to flight equipment and other property on operating leases are amortized over the life of the lease or the life of the asset, whichever is shorter, on a straight-line basis. The estimated useful lives for other owned property and equipment range from three to 12 years and range from 18 to 30 years for training equipment and buildings.
The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired as defined by SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.
In connection with completing step two of the Company’s interim goodwill impairment analysis in the second quarter of 2008 as further discussed in Note 1(i) below, the Company also assessed the current fair values of its other significant assets including owned aircraft, aircraft leases and aircraft spare parts. The Company concluded that the only impairment indicated was associated with the decline in fair value of certain spare parts associated with its Boeing 737 fleet. Due to record high fuel prices and the industry environment in 2008, demand for the Boeing 737 aircraft type declined given its lower fuel efficiency as compared to other aircraft types. The fair value of these spare parts was determined using a market approach on the premise of continued use of the aircraft through the Company’s final scheduled lease return.
In accordance with SFAS No. 144, the Company determined that the carrying amount of the Boeing 737 spare parts classified as long-lived assets was not recoverable as the carrying amount of the Boeing 737 assets was greater than the sum of the undiscounted cash flows expected from the use and disposition of these assets. As a result of this impairment analysis, the Company recorded a $13 million impairment charge in 2008 related to Boeing 737 rotable parts included in flight equipment on its consolidated balance sheet. The Company recorded no impairment charges in the years ended December 31, 2007 and 2006.
(h) Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. A valuation allowance is established, if necessary, for the amount of any tax benefits that, based on available evidence, are not expected to be realized.
(i) Goodwill and Other Intangibles, Net
Goodwill
SFAS No. 142, “Goodwill and Other Intangible Assets,” requires that goodwill be tested for impairment at the reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. Goodwill represents the purchase price in excess of the net amount assigned to assets acquired and liabilities assumed by America West Holdings on September 27, 2005. The Company has two reporting units consisting of its mainline and Express operations. All of the Company’s goodwill was allocated to the mainline reporting unit.
In accordance with SFAS No. 142, the Company concluded that events had occurred and circumstances had changed during the second quarter of 2008 which required the Company to perform an interim period goodwill impairment test. Subsequent to the first quarter of 2008, the Company experienced a significant decline in market capitalization due to overall airline industry conditions driven by record high fuel prices. The price of fuel became less volatile in the second quarter of 2008, and there was a sustained surge in fuel prices. On May 21, 2008, the price per barrel of oil hit a then record high of $133 per barrel and from that date through June 30, 2008 stayed at an average daily price of $133 per barrel. The Company’s average mainline fuel price during the second quarter of 2008 was $3.63 as compared to $2.88 per gallon in the first quarter of 2008 and $2.20 for the full year 2007. This increase in the price per gallon of fuel represented an increase of 26% and 65% as compared to the first quarter of 2008 and full year 2007, respectively. The Company’s average stock price in the second quarter of 2008 was $6.13 as compared to an average of $12.15 in the first quarter of 2008, a decline of 50%. In addition, the Company announced in June 2008 that in response to the record high fuel prices, it planned to reduce fourth quarter 2008 and full year 2009 domestic mainline capacity.

During the second quarter of 2008, the Company performed the first step of the two-step impairment test and compared the fair value of the mainline reporting unit to its carrying value. Consistent with the Company’s approach in its annual impairment testing, in assessing the fair value of the reporting unit, the Company considered both the market approach and income approach. Under the market approach, the fair value of the reporting unit is based on quoted market prices and the number of shares outstanding for the Company’s common stock. Under the income approach, the fair value of the reporting unit is based on the present value of estimated future cash flows. The income approach is dependent on a number of significant management assumptions, including estimates of future capacity, passenger yield, traffic, fuel, other operating costs and discount rates. Due to current market conditions, greater weighting was attributed to the market approach, which was weighted 67% while the income approach was weighted 33% in arriving at the fair value of the reporting unit. The Company determined that the fair value of the mainline reporting unit was less than the carrying value of the net assets of the reporting unit, and thus the Company performed step two of the impairment test.
In step two of the impairment test, the Company determined the implied fair value of the goodwill and compared it to the carrying value of the goodwill. The Company allocated the fair value of the reporting unit to all of its assets and liabilities as if the reporting unit had been acquired in a business combination and the fair value of the mainline reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. The Company’s step two analysis resulted in no implied fair value of goodwill, and therefore, the Company recognized an impairment charge of $622 million in the second quarter of 2008, representing a write off of the entire amount of the Company’s previously recorded goodwill.
The following table reflects the change in the carrying amount of goodwill from December 31, 2007 (in millions):

Goodwill
Balance at December 31, 2007	$622
Impairment charge	(622)

Balance at December 31, 2008	$—

Other intangible assets
Other intangible assets consist primarily of trademarks, international route authorities and airport take-off and landing slots and airport gates.
SFAS No. 142 requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairments in accordance with SFAS No. 144. The following table provides information relating to the Company’s intangible assets subject to amortization as of December 31, 2008 and 2007 (in millions):

	2008	2007
Airport take-off and landing slots	$495	$478
Airport gate leasehold rights	52	52
Accumulated amortization	(87)	(62)

Total	$460	$468

The intangible assets subject to amortization generally are amortized over 25 years for airport take-off and landing slots and over the term of the lease for airport gate leasehold rights on a straight-line basis and are included in depreciation and amortization on the consolidated statements of operations. For the years ended December 31, 2008, 2007 and 2006, the Company recorded amortization expense of $25 million, $25 million and $28 million, respectively, related to its intangible assets. The Company expects to record annual amortization expense of $26 million in 2009, $26 million in year 2010, $23 million in year 2011, $22 million in year 2012, $22 million in year 2013 and $341 million thereafter related to these intangible assets.
Under SFAS No. 142, indefinite lived assets are not amortized but instead are reviewed for impairment annually and more frequently if events or circumstances indicate that the asset may be impaired. As of December 31, 2008 and 2007, the Company had $55 million of international route authorities and $30 million of trademarks on its balance sheets, which are classified as indefinite lived assets.

In connection with completing step two of the Company’s goodwill impairment analysis in the second quarter of 2008, the Company assessed the fair values of its significant intangible assets. The Company considered the potential impairment of these other intangible assets in accordance with SFAS No. 142 and SFAS No. 144, as applicable. The fair values of airport take-off and landing slots and international route authorities were assessed using the market approach. The market approach took into consideration relevant supply and demand factors at the related airport locations as well as available market sale and lease data. For trademarks, the Company utilized a form of the income approach known as the relief-from-royalty method. As a result of these assessments, no impairment was indicated.
In addition, the Company performed the annual impairment test on its international route authorities and trademarks during the fourth quarter of 2008, at which time it concluded that no impairment exists. The Company will perform its next annual impairment test on October 1, 2009.
(j) Other Assets, Net
Other assets, net consists of the following as of December 31, 2008 and 2007 (in millions):

	2008	2007
Deposits	$40	$46
Debt issuance costs, net	57	14
Long term investments	11	12
Deferred rent	46	48
Aircraft leasehold interest, net	83	89
Other	1	2

Total other assets, net	$238	$211

In connection with fresh-start reporting for US Airways following its emergence from bankruptcy in September 2005, aircraft operating leases were adjusted to fair value and $101 million of assets were established for leasehold interests in aircraft for aircraft leases with rental rates deemed to be below market rates. These leasehold interests are amortized on a straight-line basis as an increase to aircraft rent expense over the applicable remaining lease periods. The Company expects to amortize $6 million per year in 2009-2013 and $53 million thereafter to aircraft rent expense related to these leasehold interests.
The Company capitalized $50 million in debt issuance costs in 2008 as a result of its current year financing transactions.
(k) Frequent Traveler Program
Members of the Dividend Miles program, the US Airways frequent traveler program, can redeem miles on US Airways or other members of the Star Alliance. The estimated cost of providing the travel award, using the incremental cost method as adjusted for estimated redemption rates, is recognized as a liability and charged to operations as program members accumulate mileage. For travel awards on partner airlines, the liability is based on the average contractual amount to be paid to the other airline per redemption. As of December 31, 2008, Dividend Miles members had accumulated mileage credits for approximately 2.6 million awards. The liability for the future travel awards accrued on the Company’s consolidated balance sheets within other accrued expenses was $151 million and $161 million as of December 31, 2008 and 2007, respectively.
The Company sells mileage credits to participating airline and non-airline business partners. Revenue earned from selling mileage credits to other companies is recognized in two components. A portion of the revenue from these sales is deferred, representing the estimated fair value of the transportation component of the sold mileage credits. The deferred revenue for the transportation component is amortized on a straight-line basis over the period in which the credits are expected to be redeemed for travel as passenger revenue, which is currently estimated to be 28 months. The marketing component, which is earned at the time the miles are sold, is recognized in other revenues at the time of the sale. As of December 31, 2008 and 2007, the Company had $240 million and $241 million, respectively, in deferred revenue from the sale of mileage credits included in other accrued expenses on its consolidated balance sheets.
(l) Derivative Instruments
The Company currently utilizes heating oil-based derivative instruments to hedge a portion of its exposure to jet fuel price increases. These instruments consist of no premium collars. SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” requires that all derivatives be marked to fair value and recorded on the balance sheet. Derivatives that do not qualify for hedge accounting must be adjusted to fair value through the income statement. The Company does not purchase or hold any derivative financial instruments for trading purposes. As of December 31, 2008 and 2007, the Company had open fuel hedging instruments in place, which do not currently qualify for hedge accounting under SFAS No. 133. Accordingly, the derivative hedging instruments are recorded as an asset or liability on the consolidated balance sheets at fair value and any changes in fair value are recorded as gains or losses on fuel hedging instruments, net in operating expenses in the accompanying consolidated statements of operations in the period of change. See Note 6(a) for additional information on the Company’s fuel hedging instruments.

(m) Deferred Gains and Credits, Net
In 2005, the Company’s affinity credit card provider, Barclays Bank Delaware, formerly Juniper Bank, paid AWA $150 million in bonuses, consisting of a $20 million bonus pursuant to AWA’s original credit card agreement with Juniper and a $130 million bonus following the effectiveness of the merger, subject to certain conditions.
In the event Barclays, at its option, terminates the amended agreement prior to April 1, 2009 due to the Company’s breach of its obligations under the amended credit card agreement, or upon the occurrence of certain other events, then the Company must repay all of the bonus payments. If Barclays terminates the amended agreement any time thereafter through March 31, 2013 for the same reasons, the Company must repay a reduced amount that declines monthly according to a formula. The Company will have no obligation to repay any portion of the bonus payments after March 31, 2013.
At the time of payment, the entire $150 million was recorded as deferred revenue. The Company will begin recognizing revenue from the bonus payments on April 1, 2009. The revenue from the bonus payments will be recognized on a straight-line basis through March 31, 2017, the expiration date of the amended Barclays co-branded credit card agreement.
In connection with fresh-start reporting and purchase accounting for US Airways’ in 2005 and fresh-start reporting for AWA upon emergence from bankruptcy in 1994, aircraft operating leases were adjusted to fair value and deferred credits were established in the accompanying consolidated balance sheets, which represented the net present value of the difference between the stated lease rates and the fair market rates. These deferred credits will be amortized on a straight-line basis as a reduction in rent expense over the applicable lease periods. At December 31, 2008 and 2007, the unamortized balance of the deferred credits was $93 million and $134 million, respectively. The Company expects to amortize $21 million in 2009, $13 million in 2010, $9 million in 2011, $8 million in 2012, $7 million in 2013 and $35 million thereafter to aircraft rent expense related to these leasehold interests.
(n) Revenue Recognition
Passenger Revenue
Passenger revenue is recognized when transportation is provided. Ticket sales for transportation that has not yet been provided are initially recorded as air traffic liability on the consolidated balance sheets. The air traffic liability represents tickets sold for future travel dates and estimated future refunds and exchanges of tickets sold for past travel dates. The majority of tickets sold are nonrefundable. A small percentage of tickets, some of which are partially used tickets, expire unused. Due to complex pricing structures, refund and exchange policies, and interline agreements with other airlines, certain amounts are recognized in revenue using estimates regarding both the timing of the revenue recognition and the amount of revenue to be recognized. These estimates are generally based on the analysis of the Company’s historical data. The Company and members of the airline industry have consistently applied this accounting method to estimate revenue from forfeited tickets at the date travel was to be provided. Estimated future refunds and exchanges included in the air traffic liability are routinely evaluated based on subsequent activity to validate the accuracy of the Company’s estimates. Any adjustments resulting from periodic evaluations of the estimated air traffic liability are included in results of operations during the period in which the evaluations are completed.
Passenger traffic commissions and related fees are expensed when the related revenue is recognized. Passenger traffic commissions and related fees not yet recognized are included as a prepaid expense.
The Company purchases capacity, or ASMs, generated by the Company’s wholly owned regional air carriers and the capacity of Air Wisconsin Airlines Corp. (“Air Wisconsin”), Republic Airways Holdings (“Republic”), Mesa Airlines, Inc. (“Mesa”) and Chautauqua Airlines, Inc. (“Chautauqua”) in certain markets. Air Wisconsin, Republic, Mesa and Chautauqua operate regional jet aircraft in these markets as part of US Airways Express. The Company classifies revenues related to capacity purchase arrangements as Express passenger revenues. Liabilities related to tickets sold for travel on these air carriers are also included in the Company’s air traffic liability and are subsequently relieved in the same manner as described above.

The Company collects various excise taxes on its ticket sales, which are accounted for on a net basis.
Cargo Revenue
Cargo revenue is recognized when shipping services for mail and other cargo are provided.
Other Revenue
Other revenue includes checked and excess baggage charges, beverage sales, ticket change and service fees, commissions earned on tickets sold for flights on other airlines and sales of tour packages by the US Airways Vacations division, which are recognized when the services are provided. Other revenues also include processing fees for travel awards issued through the Dividend Miles frequent traveler program and the marketing component earned from selling mileage credits to partners, as discussed in Note 1(k).
(o) Maintenance and Repair Costs
Maintenance and repair costs for owned and leased flight equipment are charged to operating expense as incurred.
(p) Selling Expenses
Selling expenses include commissions, credit card fees, computerized reservations systems fees, advertising and promotional expenses. Advertising and promotional expenses are expensed when incurred. Advertising and promotional expenses for the years ended December 31, 2008, 2007 and 2006 were $10 million, $16 million and $16 million, respectively.
(q) Stock-based Compensation
The Company accounts for its stock-based compensation plans in accordance with SFAS No. 123(R), “Share-Based Payment.” Compensation expense is based on the fair value of the stock award at the time of grant and is recognized ratably over the respective vesting period of the stock award. The fair value of stock options and stock appreciation rights is estimated using a Black-Scholes option pricing model. The fair value of restricted stock units is based on the market price of the underlying shares of common stock on the date of grant. See Note 15 for further discussion of stock-based compensation.
(r) Express Expenses
Expenses associated with the Company’s wholly owned regional airlines, affiliate regional airlines operating as US Airways Express and US Airways’ former MidAtlantic division are classified as Express expenses on the consolidated statements of operations. Effective May 27, 2006, the transfer of certain MidAtlantic assets to Republic was complete, and Republic assumed the operations of the aircraft as a US Airways affiliate Express carrier. Express expenses consist of the following (in millions):

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006
Aircraft fuel and related taxes	$1,137	$765	$764
Salaries and related costs	244	245	266
Capacity purchases	1,049	987	972
Aircraft rent	51	51	59
Aircraft maintenance	74	76	71
Other rent and landing fees	115	112	117
Selling expenses	163	157	148
Depreciation and amortization	25	23	24
Other expenses	191	178	138

Express expenses	$3,049	$2,594	$2,559

(s) Variable Interest Entities
The Company determined that certain entities with which the Company has capacity purchase agreements are considered variable interest entities under Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46(R), “Consolidation of Variable Interest Entities — An Interpretation of ARB No. 51.” The Company has determined that it is not the primary beneficiary of any of these variable interest entities and, accordingly, does not consolidate any of the entities with which it has jet service agreements. See Note 9(d) for further discussion.

(t) Recent Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This standard defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America, and expands disclosure about fair value measurements. This pronouncement applies to other accounting standards that require or permit fair value measurements. Accordingly, this statement does not require any new fair value measurement. This statement is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In December 2007, the FASB agreed to a one year deferral of SFAS No. 157’s fair value measurement requirements for nonfinancial assets and liabilities that are not required or permitted to be measured at fair value on a recurring basis. As such, the Company did not apply the fair value measurement requirements of SFAS No. 157 for nonfinancial assets and liabilities when performing its goodwill and other assets impairment test as discussed in Note 1(i). The Company adopted SFAS No. 157 on January 1, 2008, which had no effect on the Company’s consolidated financial statements. Refer to Note 7 for additional information related to the adoption of SFAS No. 157.
In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations.” SFAS No. 141R is effective for fiscal years beginning after December 15, 2008 and adjusts certain guidance related to recording nearly all transactions where one company gains control of another. The statement revises the measurement principle to require fair value measurements on the acquisition date for recording acquired assets and liabilities. It also changes the requirements for recording acquisition-related costs and liabilities. Additionally, the statement revises the treatment of valuation allowance adjustments related to income tax benefits in existence prior to a business combination. The current standard, SFAS No. 141, requires that adjustments to these valuation allowances be recorded as adjustments to goodwill or intangible assets if no goodwill exists, while the new standard will require companies to adjust current income tax expense. Effective January 1, 2009, the Company adopted the provisions of SFAS No. 141R and all future decreases in the valuation allowance established in purchase accounting as a result of the merger will be recognized as a reduction to income tax expense.
On January 1, 2008, the Company adopted the measurement date provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” The measurement date provisions require plan assets and obligations to be measured as of the employer’s balance sheet date. The Company previously measured its other postretirement benefit obligations as of September 30 each year. As a result of the adoption of the measurement date provisions, the Company recorded a $2 million increase to its postretirement benefit liability and a $2 million increase to accumulated deficit, representing the net periodic benefit cost for the period between the measurement date utilized in 2007 and the beginning of 2008. The adoption of the measurement provisions of SFAS No. 158 had no effect on the Company’s consolidated statements of operations.
In October 2008, the FASB issued FASB Staff Position (“FSP”) FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.” FSP FAS 157-3 clarifies the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS 157-3 is effective upon issuance, including prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its application should be accounted for as a change in accounting estimate following the guidance in SFAS No. 154, “Accounting Changes and Error Corrections.” FSP FAS 157-3 is effective October 10, 2008, and the application of FSP FAS 157-3 had no impact on the Company’s consolidated financial statements.

(u) Retrospective Adoption of FSP APB 14-1
In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” FSP APB 14-1 applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement of the conversion option. FSP APB 14-1 requires bifurcation of the instrument into a debt component that is initially recorded at fair value and an equity component. The difference between the fair value of the debt component and the initial proceeds from issuance of the instrument is recorded as a component of equity. The liability component of the debt instrument is accreted to par using the effective yield method; accretion is reported as a component of interest expense. The equity component is not subsequently re-valued as long as it continues to qualify for equity treatment. FSP APB 14-1 must be applied retrospectively to previously issued cash-settleable convertible instruments as well as prospectively to newly issued instruments. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company adopted FSP APB 14-1 on January 1, 2009.
The Company’s 7% Senior Convertible Notes due 2020 (the “7% notes”) are subject to the provisions of FSP APB 14-1 since the 7% notes can be settled in cash upon conversion. See Note 4 for further discussion of the 7% notes. The Company concluded that the fair value of the equity component of the 7% notes at the time of issuance in 2005 was $47 million. Upon retrospective application, the adoption resulted in a $29 million increase in accumulated deficit at December 31, 2008, comprised of non-cash interest expense of $17 million for the years 2005-2008 and non-cash losses on debt extinguishment of $12 million related to the partial conversion of certain of the 7% notes to common stock in 2006.
The following tables set forth the effect of the retrospective application of FSP APB 14-1 on certain previously reported line items (in millions, except per share data):

	Year Ended December 31,
	2008		2007		2006
	As Reported	As Adjusted	As Reported	As Adjusted	As Reported	As Adjusted
Consolidated statements of operations:
Interest expense	$(253)	$(258)	$(273)	$(277)	$(295)	$(301)
Other, net	(240)	(240)	2	2	(12)	(24)
Net income (loss)	(2,210)	(2,215)	427	423	304	286
Earnings (loss) per common share:
Basic	$(22.06)	$(22.11)	$4.66	$4.62	$3.51	$3.31
Diluted	(22.06)	(22.11)	4.52	4.52	3.33	3.21
Total comprehensive income (loss)	$(2,155)	$(2,160)	$434	$430	$307	$289

	December 31, 2008		December 31, 2007
	As Reported	As Adjusted	As Reported	As Adjusted
Consolidated balance sheets:
Long-term debt and capital leases, net of current maturities	$3,634	$3,623	$3,031	$3,015
Additional paid-in capital	1,749	1,789	1,536	1,576
Accumulated deficit	(2,307)	(2,336)	(95)	(119)
In addition, the adoption of FSP APB 14-1 resulted in changes to the Company’s consolidated statements of cash flows and Notes 3-5, 10 and 17 to the consolidated financial statements.
(v) Reclassification
At December 31, 2008 and 2007, $60 million and $62 million, respectively, were reclassified from employee benefit liabilities and other to deferred gains and credits, net, both captions of which are included within total noncurrent liabilities and deferred credits on the consolidated balance sheets. This is consistent with the reclassification disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2009.

2. Special Items, Net
Special items, net as shown on the consolidated statements of operations include the following charges (credits) (in millions):

	Year Ended December 31,
	2008	2007	2006
Merger related transition expenses (a)	$35	$99	$131
Asset impairment charges (b)	18	—	—
Lease return costs and penalties (c)	14	—	—
Severance charges (d)	9	—	—
Airbus restructuring (e)	—	—	(90)
Settlement of bankruptcy claims (f)	—	—	(14)

Total	$76	$99	$27

(a)
In 2008, in connection with the effort to consolidate functions and integrate the Company’s organizations, procedures and operations, the Company incurred $35 million of merger related transition expenses. These expenses included $12 million in uniform costs to transition employees to the new US Airways uniforms; $5 million in applicable employment tax expenses related to contractual benefits granted to certain current and former employees as a result of the merger; $6 million in compensation expenses for equity awards granted in connection with the merger to retain key employees through the integration period; $5 million of aircraft livery costs; $4 million in professional and technical fees related to the integration of the Company’s airline operations systems and $3 million in other expenses.

In 2007, the Company incurred $99 million of merger related transition expenses. These expenses included $13 million in training and related expenses; $19 million in compensation expenses for equity awards granted in connection with the merger to retain key employees through the integration period; $20 million of aircraft livery costs; $37 million in professional and technical fees related to the integration of the Company’s airline operations systems; $1 million in employee moving expenses; $4 million related to reservation system migration expenses and $5 million of other expenses.

In 2006, the Company incurred $131 million of merger related transition expenses. These items included $6 million in training and related expenses; $41 million in compensation expenses primarily for severance, retention payments and equity awards granted in connection with the merger to retain key employees through the integration period; $17 million of aircraft livery costs; $38 million in professional and technical fees, including continuing professional fees associated with US Airways’ bankruptcy proceedings and fees related to the integration of the Company’s airline operations systems; $7 million of employee moving expenses; $11 million of net costs associated with the integration of the AWA FlightFund and US Airways Dividend Miles frequent traveler programs; $2 million in merger related aircraft lease return expenses and $9 million of other expenses.

(b)
In 2008, the Company recorded $18 million in non-cash charges related to the decline in fair value of certain spare parts associated with the Company’s Boeing 737 aircraft fleet. See Note 1(f) and (g) for further discussion of these charges.

(c)	In 2008, the Company recorded $14 million in charges for lease return costs and penalties related to certain Airbus aircraft as a result of the planned fleet reductions.

(d)
In 2008, in connection with planned capacity reductions, the Company recorded $9 million in charges related to involuntary furloughs as well as terminations of non-union administrative and management staff. Of this amount, $6 million was paid out in 2008. The Company expects that the remaining $3 million will be substantially paid by the end of the first quarter of 2009.

(e)
In connection with the merger and the Airbus Memorandum of Understanding (the “Airbus MOU”) executed between AVSA S.A.R.L., an affiliate of Airbus S.A.S. (“Airbus”), US Airways Group, US Airways and AWA, certain aircraft firm orders were restructured. In connection with the Airbus MOU, US Airways and AWA entered into two loan agreements with aggregate commitments of up to $161 million and $89 million. On March 31, 2006, the outstanding principal and accrued interest on the $89 million loan was forgiven upon repayment in full of the $161 million loan in accordance with terms of the Airbus loans. As a result, in 2006, the Company recognized a gain associated with the return of these equipment deposits upon forgiveness of the loan totaling $90 million, consisting of the $89 million in equipment deposits and accrued interest of $1 million.

(f)	In 2006, the Company recognized $14 million in gains in connection with the settlement of bankruptcy claims, which includes $11 million related to a settlement with Bombardier.

3. Earnings (Loss) Per Common Share
Basic earnings (loss) per common share (“EPS”) is computed on the basis of the weighted average number of shares of common stock outstanding during the period. Diluted EPS is computed on the basis of the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include outstanding employee stock options, employee stock appreciation rights, employee restricted stock units and convertible debt. The following table presents the computation of basic and diluted EPS (in millions, except share and per share amounts):

	Year Ended December 31,
	2008	2007	2006
Basic earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$(2,215)	$423	$285
Cumulative effect of change in accounting principle	—	—	1

Net income (loss)	$(2,215)	$423	$286

Weighted average common shares outstanding (in thousands)	100,168	91,536	86,447

Basic earnings (loss) per share:
Before cumulative effect of change in accounting principle	$(22.11)	$4.62	$3.30
Cumulative effect of change in accounting principle	—	—	0.01

Basic earnings (loss) per share	$(22.11)	$4.62	$3.31

Diluted earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$(2,215)	$423	$285
Cumulative effect of change in accounting principle	—	—	1

Net income (loss)	(2,215)	423	286
Interest expense on 7.0% senior convertible notes	—	9	15

Income (loss) for purposes of computing diluted net income (loss) per share	$(2,215)	$432	$301

Share computation (in thousands):
Weighted average common shares outstanding	100,168	91,536	86,447
Dilutive effect of stock awards	—	1,017	2,058
Assumed conversion of 7.0% senior convertible notes	—	3,050	5,316

Weighted average common shares outstanding as adjusted	100,168	95,603	93,821

Diluted earnings (loss) per share:
Before cumulative effect of change in accounting principle	$(22.11)	$4.52	$3.20
Cumulative effect of change in accounting principle	—	—	0.01

Diluted earnings (loss) per share	$(22.11)	$4.52	$3.21

For the year ended December 31, 2008, 8,181,340 shares underlying stock options, stock appreciation rights and restricted stock units were not included in the computation of diluted EPS because inclusion of such shares would be antidilutive or because the exercise prices were greater than the average market price of common stock for the period. In addition, 3,050,148 incremental shares from assumed conversion of the 7% senior convertible notes were excluded from the computation of diluted EPS due to their antidilutive effect.
For the year ended December 31, 2007, 2,916,762 shares underlying stock options, stock appreciation rights and restricted stock units were not included in the computation of diluted EPS because inclusion of such shares would be antidilutive or because the exercise prices were greater than the average market price of common stock for the period.
For the year ended December 31, 2006, 1,254,960 shares underlying stock options and stock appreciation rights were not included in the computation of diluted EPS because inclusion of such shares would be antidilutive or because the exercise prices were greater than the average market price of common stock for the period. Also, 34,650 performance-based restricted stock unit awards were excluded as the performance-based provision had not been met as of December 31, 2006. In addition, 1,054,692 incremental shares from assumed conversion of the 7.5% convertible senior notes are not included in the computation of diluted EPS due to their antidilutive effect.

4. Debt
The following table details the Company’s debt as of December 31, 2008 and 2007 (in millions). Variable interest rates listed are the rates as of December 31, 2008 unless noted.

	December 31,	December 31,
	2008	2007
Secured
Citicorp North America loan, variable interest rate of 2.97%, installments due through 2014 (a)	$1,184	$1,600
Equipment loans, aircraft pre-delivery payment financings and other notes payable, fixed and variable interest rates ranging from 1.87% to 12.15%, averaging 5.75% as of December 31, 2008, maturing from 2010 to 2020 (b)	1,674	802
Aircraft enhanced equipment trust certificates (“EETCs”), fixed interest rates ranging from 7.08% to 9.01%, averaging 7.79% as of December 31, 2008, maturing from 2015 to 2022 (c)	540	576
Slot financing, fixed interest rate of 8.08%, interest only payments until due in 2015 (d)	47	47
Capital lease obligations, interest rate of 8%, installments due through 2021 (e)	39	41
Senior secured discount notes, variable interest rate of 5.34%, due in 2009 (f)	32	32
Capital lease obligations, computer software	—	1

	3,516	3,099

Unsecured
Barclays prepaid miles, variable interest rate of 5.19%, interest only payments (g)	200	—
Airbus advance, repayments beginning in 2010 through 2018 (h)	207	—
7% senior convertible notes, interest only payments until due in 2020 (i)	74	74
Engine maintenance notes (j)	72	57
Industrial development bonds, fixed interest rate of 6.3%, interest only payments until due in 2023 (k)	29	29
Note payable to Pension Benefit Guaranty Corporation, fixed interest rate of 6%, interest only payments until due in 2012 (l)	10	10
Other notes payable, due in 2009	45	—

	637	170

Total long-term debt and capital lease obligations	4,153	3,269
Less: Total unamortized discount on debt	(168)	(137)
Current maturities, less $10 million of unamortized discount on debt at December 31, 2008	(362)	(117)

Long-term debt and capital lease obligations, net of current maturities	$3,623	$3,015

(a)
On March 23, 2007, US Airways Group entered into a term loan credit facility with Citicorp North America, Inc., as administrative agent, and a syndicate of lenders pursuant to which the Company borrowed an aggregate principal amount of $1.6 billion. US Airways, AWA and certain other subsidiaries of the Company are guarantors of the Citicorp credit facility.

The Citicorp credit facility bears interest at an index rate plus an applicable index margin or, at the Company’s option, LIBOR plus an applicable LIBOR margin for interest periods of one, two, three or six months. The applicable index margin, subject to adjustment, is 1.00%, 1.25% or 1.50% if the adjusted loan balance is less than $600 million, between $600 million and $1 billion, or between $1 billion and $1.6 billion, respectively. The applicable LIBOR margin, subject to adjustment, is 2.00%, 2.25% or 2.50% if the adjusted loan balance is less than $600 million, between $600 million and $1 billion, or between $1 billion and $1.6 billion, respectively. In addition, interest on the Citicorp credit facility may be adjusted based on the credit rating for the Citicorp credit facility as follows: (i) if the credit ratings of the Citicorp credit facility by Moody’s and S&P in effect as of the last day of the most recently ended fiscal quarter are both at least one subgrade better than the credit ratings in effect on March 23, 2007, then (A) the applicable LIBOR margin will be the lower of 2.25% and the rate otherwise applicable based upon the adjusted Citicorp credit facility balance and (B) the applicable index margin will be the lower of 1.25% and the rate otherwise applicable based upon the Citicorp credit facility principal balance, and (ii) if the credit ratings of the Citicorp credit facility by Moody’s and S&P in effect as of the last day of the most recently ended fiscal quarter are both at least two subgrades better than the credit ratings in effect on March 23, 2007, then (A) the applicable LIBOR margin will be 2.00% and (B) the applicable index margin will be 1.00%. As of December 31, 2008, the interest rate on the Citicorp credit facility was 2.97% based on a 2.50% LIBOR margin.

The Citicorp credit facility matures on March 23, 2014, and is repayable in seven annual installments with each of the first six installments to be paid on each anniversary of the closing date in an amount equal to 1% of the initial aggregate principal amount of the loan and the final installment to be paid on the maturity date in the amount of the full remaining balance of the loan.

In addition, the Citicorp credit facility requires certain mandatory prepayments upon the occurrence of certain events, establishes certain financial covenants, including minimum cash requirements and maintenance of certain minimum ratios, contains customary affirmative covenants and negative covenants and contains customary events of default. Prior to the amendment discussed below, the Citicorp credit facility required the Company to maintain consolidated unrestricted cash and cash equivalents of not less than $1.25 billion, with not less than $750 million (subject to partial reductions upon certain reductions in the outstanding principal amount of the loan) of that amount held in accounts subject to control agreements, which would become restricted for use by the Company if certain adverse events occur per the terms of the agreement.

On October 20, 2008, US Airways Group entered into an amendment to the Citicorp credit facility. Pursuant to the amendment, the Company repaid $400 million of indebtedness under the credit facility, reducing the principal amount outstanding under the credit facility to approximately $1.18 billion as of December 31, 2008. The Citicorp credit facility amendment also provides for a reduction in the amount of unrestricted cash required to be held by the Company from $1.25 billion to $850 million, and the Company may, prior to September 30, 2009, further reduce that minimum requirement to a minimum of $750 million on a dollar-for-dollar basis for any additional repayments of up to $100 million of indebtedness under the credit facility. The Citicorp credit facility amendment also provides that the Company may sell, finance or otherwise pledge assets that were pledged as collateral under the credit facility, so long as the Company prepays the indebtedness under the credit facility in an amount equal to 75% of the appraised value of the collateral sold or financed or assigned or 75% of the collateral value of eligible accounts (determined in accordance with the credit facility) sold or financed in such transaction. In addition, the Citicorp credit facility amendment provides that the Company may issue debt in the future with a silent second lien on the assets pledged as collateral under the Citicorp credit facility.

(b)	The following are the significant secured financing agreements entered into in 2008:

On February 1, 2008, US Airways entered into a loan agreement for $145 million, secured by six Bombardier CRJ-700 aircraft, three Boeing 757 aircraft and one spare engine. The loan bears interest at a rate of LIBOR plus an applicable margin and is amortized over ten years. The proceeds of the loan were used to repay $97 million of the equipment notes previously secured by the six Bombardier CRJ-700 aircraft and three Boeing 757 aircraft.

On February 29, 2008, US Airways entered into a credit facility agreement for $88 million to finance certain pre-delivery payments required by US Airways’ purchase agreements with Airbus. As of December 31, 2008, the outstanding balance of this credit facility agreement is $73 million. The remaining amounts under this facility will be drawn as pre-delivery payments come due. The loan bears interest at a rate of LIBOR plus an applicable margin and is repaid as the related aircraft are delivered with a final maturity date of the loan in November 2010.

In the second quarter of 2008, US Airways entered into facility agreements with three lenders in the amounts of $199 million, $198 million, and $119 million to finance the acquisition of certain Airbus A320 family aircraft deliveries starting in the second half of 2008. The loans bear interest at a rate of LIBOR plus an applicable margin, contain default and other covenants that are typical in the industry for similar financings, and are amortized over twelve years with balloon payments at maturity.

On October 20, 2008, US Airways entered into a $270 million spare parts loan agreement and an $85 million engines loan agreement. The proceeds of the term loans made under these loan agreements were used to repay a portion of the outstanding indebtedness pursuant to the Citicorp credit facility amendment discussed in (a) above.

US Airways’ obligations under the spare parts loan agreement are secured by a first priority security interest in substantially all of US Airways’ rotable, repairable and expendable aircraft spare parts. The obligations under the engines loan agreement are secured by a first priority security interest in 36 of US Airways’ aircraft engines. US Airways has also agreed that other obligations owed by it or its affiliates to the administrative agent for the loan agreements or its affiliates (including the loans under these loan agreements held by such administrative agent or its affiliates) will be secured on a second priority basis by the collateral for both loan agreements and certain other engines and aircraft.

The term loans under these loan agreements will bear interest at a rate equal to LIBOR plus a margin per annum, subject to adjustment in certain circumstances.

These loan agreements contain customary representations and warranties, events of default and covenants for financings of this nature, including obligations to maintain compliance with covenants tied to the appraised value of US Airways’ spare parts and the appraised value and maintenance condition of US Airways’ engines, respectively.

The spare parts loan agreement matures on the sixth anniversary of the closing date, and is subject to quarterly amortization in amounts ranging from $8 million to $15 million. The spare parts loan agreement may not be voluntarily prepaid during the first three years of the term; however, the loan agreement provided that in certain circumstances US Airways could prepay $100 million of the loans under the agreement. The engines loan agreement, which may not be voluntarily prepaid prior to the third anniversary of the closing date, matures on the sixth anniversary of the closing date, and is subject to amortization in 24 equal quarterly installments.

On December 5, 2008, US Airways prepaid $100 million of principal outstanding under the spare parts loan agreement. In connection with this prepayment and pursuant to an amendment to the spare parts loan agreement, subject to certain conditions, US Airways obtained the right to incur up to $100 million in new loans. The right to incur new loans expires on April 1, 2009.

(c)	The equipment notes underlying the EETCs are the direct obligations of US Airways and cover the financing of 19 aircraft. See Note 9(c) for further discussion.

(d)
In September 2005, US Airways entered into an agreement with Republic to sell and leaseback certain of its commuter slots at Ronald Reagan Washington National Airport and New York LaGuardia Airport. US Airways continues to hold the right to repurchase the slots anytime after the second anniversary of the slot sale-leaseback transaction. These transactions were accounted for as secured financings. Installments are due monthly through 2015. In December 2006, Republic and US Airways modified terms of the agreement to conform to subsequent regulatory changes at LaGuardia, and the LaGuardia slots were returned to US Airways. The need for a subsequent modification was fully contemplated in the original agreement.

(e)	Capital lease obligations consist principally of certain airport maintenance and facility leases which expire in 2018 and 2021.

(f)
On December 27, 2004, AWA raised additional capital by financing its Phoenix maintenance facility and flight training center. The flight training center was previously unencumbered, and the maintenance facility became unencumbered earlier in 2004 when AWA refinanced its term loan. Using its leasehold interest in these two facilities as collateral, AWA, through a wholly owned subsidiary named FTCHP LLC, raised $31 million through the issuance of senior secured discount notes. The notes were issued by FTCHP at a discount pursuant to the terms of a senior secured term loan agreement among AWA, FTCHP, Heritage Bank SSB, as administrative agent, Citibank, N.A., as the initial lender, and the other lenders from time to time party thereto. Citibank, N.A. subsequently assigned all of its interests in the notes to third party lenders.

AWA fully and unconditionally guaranteed the payment and performance of FTCHP’s obligations under the notes and the loan agreement. The notes require aggregate principal payments of $36 million with principal payments of $2 million due on each of the first two anniversary dates and the remaining principal amount due on the fifth anniversary date. The notes may be prepaid in full at any time (subject to customary LIBOR breakage costs) and in partial amounts of $2 million on the third and fourth anniversary dates. The unpaid principal amount of the notes bears interest based on LIBOR plus a margin subject to adjustment based on a loan to collateral value ratio.

The loan agreement contains customary covenants applicable to loans of this type, including obligations relating to the preservation of the collateral and restrictions on the activities of FTCHP. In addition, the loan agreement contains events of default, including payment defaults, cross-defaults to other debt of FTCHP, if any, breach of covenants, bankruptcy and insolvency defaults and judgment defaults.

In connection with this financing, AWA sold all of its leasehold interests in the maintenance facility and flight training center to FTCHP and entered into subleases for the facilities with FTCHP at lease rates expected to approximate the interest payments due under the notes. In addition, AWA agreed to make future capital contributions to FTCHP in amounts sufficient to cover principal payments and other amounts owing pursuant to the notes and the loan agreement. As part of the transfer of substantially all of AWA’s assets and liabilities to US Airways in connection with the combination of all mainline airline operations under one FAA operating certificate on September 26, 2007, AWA assigned its subleases for the facilities with FTCHP to US Airways. In addition, US Airways assumed all of the obligations of AWA in connection with the financing and joined the guarantee of the payment and performance of FTCHP’s obligations under the notes and the loan agreement.

(g)
Effective as of October 20, 2008, US Airways Group entered into an amendment to its co-branded credit card agreement with Barclays Bank Delaware. The amendment provides for, among other things, the pre-purchase of frequent flyer miles in an amount totaling $200 million, which amount was paid by Barclays in October 2008. The amendment also provides that so long as any pre-purchased miles are outstanding, the Company will pay interest to Barclays on the outstanding dollar amount of the pre-purchased miles at the rate of LIBOR plus a margin. This transaction was treated as a financing transaction for accounting purposes using an effective interest rate commensurate with the Company’s credit rating.

The amendment to the co-branded credit card agreement provides that Barclays will compensate us for fees earned using pre-purchased miles. In addition, the amendment provides that for each month that certain conditions are met, Barclays will pre-purchase additional miles on a monthly basis in an amount equal to the difference between $200 million and the amount of unused miles then outstanding. The conditions include a requirement that the Company maintains an unrestricted cash balance, subject to certain circumstances, of at least $1.5 billion each month, which was reduced to $1.4 billion for January 2009 and $1.45 billion for February 2009, with the unrestricted cash balance in all cases including certain fuel hedge collateral. The reductions addressed the impact on the Company’s unrestricted cash of its obligations to post significant amounts of collateral with its fuel hedging counterparties due to recent rapid declines in fuel prices.

Prior to the second anniversary of the date of the amendment, the $200 million cap on Barclays’ pre-purchase obligation may be reduced if certain conditions are not met. Commencing on that second anniversary, the $200 million cap will be reduced over a period of approximately two years until such time as no pre-purchased miles remain; however, the time of reduction of the cap may be accelerated if certain conditions are not met. The Company may repurchase any or all of the pre-purchased miles at any time, from time to time, without penalty.

Pursuant to the amendment to the co-branded credit card agreement, the expiration date of the agreement was extended to 2017.

(h)
On October 20, 2008, US Airways and Airbus entered into amendments to the A320 Family Aircraft Purchase Agreement, the A330 Aircraft Purchase Agreement, and the A350 XWB Purchase Agreement. In exchange for US Airways’ agreement to enter into these amendments, Airbus advanced US Airways $200 million in consideration of aircraft deliveries under the various related purchase agreements. Under the terms of each of the amendments, US Airways has agreed to maintain a level of unrestricted cash in the same amount required by the Citicorp credit facility. This transaction was treated as a financing transaction for accounting purposes using an effective interest rate commensurate with US Airways’ credit rating. There are no stated interest payments.

(i)
On September 30, 2005, US Airways Group issued $144 million aggregate principal amount of 7% Senior Convertible Notes due 2020 for proceeds, net of expenses, of approximately $139 million. The 7% notes are US Airways Group’s senior unsecured obligations and rank equally in right of payment to its other senior unsecured and unsubordinated indebtedness and are effectively subordinated to its secured indebtedness to the extent of the value of assets securing such indebtedness. The 7% notes are fully and unconditionally guaranteed, jointly and severally and on a senior subordinated basis, by US Airways and AWA. The guarantees are the guarantors’ unsecured obligations and rank equally in right of payment to the other senior unsecured and unsubordinated indebtedness of the guarantors and are effectively subordinated to the guarantors’ secured indebtedness to the extent of the value of assets securing such indebtedness.

The 7% notes bear interest at the rate of 7% per year payable in cash semiannually in arrears on March 30 and September 30 of each year, beginning March 30, 2006. The 7% notes mature on September 30, 2020.

Holders may convert, at any time prior to the earlier of the business day prior to the redemption date and the second business day preceding the maturity date, any outstanding notes (or portions thereof) into shares of US Airways Group common stock, at an initial conversion rate of 41.4508 shares of US Airways Group common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $24.12 per share of US Airways Group’s common stock). If a holder elects to convert its notes in connection with certain specified fundamental changes that occur prior to October 5, 2015, the holder will be entitled to receive additional shares of US Airways Group common stock as a make whole premium upon conversion. In lieu of delivery of shares of US Airways Group common stock upon conversion of all or any portion of the notes, US Airways Group may elect to pay holders surrendering notes for conversion, cash or a combination of shares and cash.

Holders may require US Airways Group to purchase for cash or shares or a combination thereof, at US Airways Group’s election, all or a portion of their 7% notes on September 30, 2010 and September 30, 2015 at a purchase price equal to 100% of the principal amount of the 7% notes to be repurchased plus accrued and unpaid interest, if any, to the purchase date. In addition, if US Airways Group experiences a specified fundamental change, holders may require US Airways Group to purchase for cash, shares or a combination thereof, at its election, all or a portion of their 7% notes, subject to specified exceptions, at a price equal to 100% of the principal amount of the 7% notes plus accrued and unpaid interest, if any, to the purchase date. Prior to October 5, 2010, the 7% notes will not be redeemable at US Airways Group’s option. US Airways Group may redeem all or a portion of the 7% notes at any time on or after October 5, 2010, at a price equal to 100% of the principal amount of the 7% notes plus accrued and unpaid interest, if any, to the redemption date if the closing price of US Airways Group common stock has exceeded 115% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the trading day before the date on which US Airways Group mails the optional redemption notice.

In 2006, $70 million of the $144 million outstanding principal amount was converted into 2,909,636 shares of common stock. In connection with the conversion, the Company paid a premium of $17 million to the holders of the converted notes, which was recorded in other nonoperating expenses.

As the 7% notes can be settled in cash upon conversion, for accounting purposes, the 7% notes were bifurcated into a debt component that was initially recorded at fair value and an equity component. The following table details the debt and equity components recognized related to the 7% notes (in millions):

	December 31,	December 31,
	2008	2007
Principal amount of 7% senior convertible notes	$74	$74
Unamortized discount on debt	(11)	(16)
Net carrying amount of 7% senior convertible notes	63	58
Additional paid-in capital	40	40

At December 31, 2008, the remaining period over which the unamortized discount will be recognized is 1.8 years.

The following table details interest expense recognized related to the 7% notes (in millions):

	Year Ended December 31,
	2008	2007	2006
Contractual coupon interest	$5	$5	$9
Amortization of discount	5	4	6

Total interest expense	$10	$9	$15

(j)
In December 2004, deferred charges under US Airways’ maintenance agreements with GE Engine Services, Inc. were converted into an unsecured term note. Interest on the note accrues at LIBOR plus 4%, and became payable beginning in January 2008, with principal and interest payments due in 48 monthly installments through 2011. The outstanding balance on the note at December 31, 2008 was $39 million at an interest rate of 6.6%.

In October 2008, US Airways entered into a promissory note with GE Engine Services, Inc. pursuant to which maintenance payments up to $40 million due from October 2008 through March 2009 under US Airways’ Engine Service Agreement are deferred. Interest on the note accrues at 14%, and becomes payable beginning in April 2009, at which time principal and interest payments are due in 12 monthly installments. The deferred balance on the note at December 31, 2008 was $33 million.

(k)
The industrial development revenue bonds are due April 2023. Interest at 6.3% is payable semiannually on April 1 and October 1. The bonds are subject to optional redemption prior to the maturity date on or after April 1, 2008, in whole or in part, on any interest payment date at the following redemption prices: 102% on April 1 or October 1, 2008; 101% on April 1 or October 1, 2009; and 100% on April 1, 2010 and thereafter.

(l)
In connection with US Airways Group’s emergence from bankruptcy in September 2005, it reached a settlement with the Pension Benefit Guaranty Corporation (“PBGC”) related to the termination of three of its defined benefit pension plans. The settlement included the issuance of a $10 million note which matures in 2012 and bears interest at 6% payable annually in arrears.

Secured financings are collateralized by assets, primarily aircraft, engines, simulators, rotable aircraft parts and hangar and maintenance facilities. At December 31, 2008, the estimated maturities of long-term debt and capital leases are as follows (in millions):

2009	$372
2010	254
2011	373
2012	345
2013	208
Thereafter	2,601

$4,153

Certain of the Company’s long-term debt agreements contain minimum cash balance requirements and other covenants with which the Company was in compliance at December 31, 2008. Certain of the Company’s long-term debt agreements contain cross-default provisions, which may be triggered by defaults by US Airways or US Airways Group under other agreements relating to indebtedness.
5. Income Taxes
The Company accounts for income taxes using the asset and liability method. The Company files a consolidated federal income tax return with its wholly owned subsidiaries. The Company and its wholly owned subsidiaries allocate tax and tax items, such as net operating losses (“NOL”) and net tax credits, between members of the group based on their proportion of taxable income and other items. Accordingly, the Company’s tax expense is based on taxable income, taking into consideration allocated tax loss carryforwards/carrybacks and tax credit carryforwards.
The Company reported a loss for 2008, which increased its NOL, and has not recorded a tax provision for 2008. As of December 31, 2008, the Company has approximately $1.49 billion of gross NOL to reduce future federal taxable income. Of this amount, approximately $1.44 billion is available to reduce federal taxable income in the calendar year 2009. The NOL expires during the years 2022 through 2028. The Company’s deferred tax asset, which includes $1.41 billion of the NOL discussed above, has been subject to a full valuation allowance. The Company also has approximately $77 million of tax-effected state NOL as of December 31, 2008.
In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The Company has recorded a valuation allowance against its net deferred tax asset. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income (including reversals of deferred tax liabilities) during the periods in which those temporary differences will become deductible.
At December 31, 2008, the federal valuation allowance is $564 million, all of which will reduce future tax expense when recognized. The state valuation allowance is $82 million, of which $58 million was established through the recognition of tax expense. The remaining $24 million was established in purchase accounting. Effective January 1, 2009, the Company adopted SFAS No. 141R. In accordance with SFAS No. 141R, all future decreases in the valuation allowance established in purchase accounting will be recognized as a reduction of tax expense. In addition, the Company has $23 million and $2 million, respectively, of unrealized federal and state tax benefit related to amounts recorded in other comprehensive income.
Throughout 2006 and 2007, the Company utilized NOL that was generated by US Airways prior to the merger. Utilization of the NOL results in a corresponding decrease in the valuation allowance. As this valuation allowance was established through the recognition of tax expense, the decrease in valuation allowance offsets the Company’s tax provision dollar for dollar. The Company recognized $7 million and $85 million of non-cash tax expense for the years ended December 31, 2007 and 2006, respectively, as the Company utilized NOL that was generated by US Airways prior to the merger. As this was acquired NOL, the decrease in the valuation allowance associated with this NOL reduced goodwill instead of the provision for income taxes.
The Company is subject to Alternative Minimum Tax liability (“AMT”). In most cases, the recognition of AMT does not result in tax expense. However, since the Company’s net deferred tax asset is subject to a full valuation allowance, any liability for AMT is recorded as tax expense. The Company recorded AMT expense of $1 million and $10 million for the years ended December 31, 2007 and 2006, respectively. The Company also recorded $1 million and $2 million of state income tax related to certain states where NOL was not available or limited, for the years ended December 31, 2007 and 2006, respectively.

The components of the provision for income taxes are as follows (in millions):

	Year Ended December 31,
	2008	2007	2006
Current provision:
Federal	$1	$1	$10
State	—	1	2

Total current	1	2	12
Deferred provision:
Federal	—	(1)	77
State	(1)	6	12

Total deferred	(1)	5	89

Provision for income taxes	$—	$7	$101

Income tax expense (benefit) differs from amounts computed at the federal statutory income tax rate as follows (in millions):

	Year Ended December 31,
	2008	2007	2006
Income tax expense (benefit) at the federal statutory income tax rate	$(775)	$151	$135
Book expenses not deductible for tax purposes	229	13	(4)
State income tax expense, net of federal income tax expense (benefit)	(30)	30	10
Change in valuation allowance	575	(185)	(60)
AMT provision	1	1	10
Other, net	—	(3)	10

Total	$—	$7	$101

Effective tax rate	—%	1.5%	24.9%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 2008 and 2007 are as follows (in millions):

	2008	2007
Deferred tax assets:
Net operating loss carryforwards	$546	$282
Property, plant and equipment	22	22
Investments	95	19
Financing transactions	25	18
Employee benefits	352	347
Dividend Miles awards	144	153
AMT credit carryforward	38	38
Other deferred tax assets	199	16
Valuation allowance	(646)	(71)

Net deferred tax assets	775	824

Deferred tax liabilities:
Depreciation and amortization	563	519
Sale and leaseback transactions and deferred rent	144	146
Leasing transactions	47	59
Long-lived intangibles	31	31
Other deferred tax liabilities	9	90

Total deferred tax liabilities	794	845

Net deferred tax liabilities	19	21

Less: current deferred tax liabilities	—	—

Non-current deferred tax liabilities	$19	$21

The reason for significant differences between taxable and pretax book income primarily relates to depreciation on fixed assets, employee pension and postretirement benefit costs, employee-related accruals and leasing transactions.
The Company files tax returns in the U.S. federal jurisdiction, and in various states and foreign jurisdictions. All federal and state tax filings for US Airways Group and its subsidiaries for fiscal years through December 31, 2007 have been timely filed. There are currently no federal audits and one state audit in process. The Company’s federal income tax year 2004 was closed by operation of the statute of limitations expiring, and there were no extensions filed. The Company is not currently under IRS examination. The Company files tax returns in 44 states, and its major state tax jurisdictions are Arizona, California, Pennsylvania and North Carolina. Tax years up to 2003 for these state tax jurisdictions are closed by operation of the statute of limitations expiring, and there were no extensions filed.

The Company believes that its income tax filing positions and deductions related to tax periods subject to examination will be sustained upon audit and does not anticipate any adjustments that will result in a material adverse effect on the Company’s financial condition, results of operations, or cash flow. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.”
6. Risk Management and Financial Instruments
The Company operates in an industry whose economic prospects are heavily dependent upon two variables it cannot control: the health of the economy and the price of fuel. Due to the discretionary nature of business and leisure travel spending, airline industry revenues are heavily influenced by the condition of the U.S. economy and the economies in other regions of the world. Unfavorable economic conditions may result in decreased passenger demand for air travel, which in turn could have a negative effect on the Company’s revenues. Similarly, the airline industry may not be able to sufficiently raise ticket prices to offset increases in aviation jet fuel prices. These factors could impact the Company’s results of operations, financial performance and liquidity.
(a) Fuel Price Risk
Because the Company’s operations are dependent upon aviation fuel, significant increases in aviation fuel costs materially and adversely affect its liquidity, results of operations and financial condition. To manage the risk of changes in aviation fuel prices, the Company periodically enters into derivative contracts comprised of heating oil-based derivative instruments to hedge a portion of its projected jet fuel requirements. As of December 31, 2008, the Company had entered into no premium collars to hedge approximately 14% of its projected mainline and Express 2009 jet fuel requirements at a weighted average collar range of $3.41 to $3.61 per gallon of heating oil or $131.15 to $139.55 per barrel of estimated crude oil equivalent.
The fair value of the Company’s fuel hedging derivative instruments at December 31, 2008 was a liability of $375 million recorded in accounts payable. The fair value of the Company’s fuel hedging derivative instruments at December 31, 2007 was an asset of $121 million recorded in prepaid expenses and other. Refer to Note 7 for discussion on how the Company determines the fair value of its fuel hedging derivative instruments. The net change in the fair value from an asset of $121 million to a liability of $375 million represents the unrealized loss of $496 million for 2008. The unrealized loss was due to the significant decline in the price of oil in the latter part of 2008. The following table details the Company’s loss (gain) on fuel hedging instruments, net (in millions):

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006
Realized loss (gain)	$(140)	$(58)	$9
Unrealized loss (gain)	496	(187)	70

Loss (gain) on fuel hedging instruments, net	$356	$(245)	$79

(b) Credit Risk
Fuel Hedging
When the Company’s fuel hedging derivative instruments are in a net asset position, the Company is exposed to credit losses in the event of non-performance by counterparties to its fuel hedging derivatives. The amount of such credit exposure is limited to the unrealized gains, if any, on the Company’s fuel hedging derivatives. To manage credit risks, the Company carefully selects counterparties, conducts transactions with multiple counterparties which limits its exposure to any single counterparty, and monitors the market position of the program and its relative market position with each counterparty. The Company also maintains industry-standard security agreements with all of its counterparties which may require the counterparty to post collateral if the value of the fuel hedging derivatives exceeds specified thresholds related to the counterparty’s credit ratings.
When the Company’s fuel hedging derivative instruments are in a net liability position, the Company is exposed to credit risks related to the return of collateral in situations in which the Company has posted collateral with counterparties for unrealized losses. When possible, in order to mitigate this risk, the Company provides letters of credit to certain counterparties in lieu of cash. At December 31, 2008, $185 million related to letters of credit collateralizing certain counterparties to the Company’s fuel hedging transactions is included in short-term restricted cash. In addition, at December 31, 2008, the Company had $276 million in cash deposits held by counterparties to its fuel hedging transactions. Since the third quarter of 2008, the Company has not entered into any new transactions as part of its fuel hedging program due to the impact collateral requirements could have on its liquidity resulting from the significant decline in the price of oil and counterparty credit risk arising from global economic uncertainty.

Further declines in heating oil prices would result in additional collateral requirements with the Company’s counterparties, unrealized losses on its existing fuel hedging derivative instruments and realized losses at the time of settlement of these fuel hedging derivative instruments.
Cash, Cash Equivalents and Investments in Marketable Securities
The Company invests available cash in money market securities and highly liquid debt instruments.
As of December 31, 2008, the Company held auction rate securities totaling $411 million at par value, which are classified as available for sale securities and noncurrent assets on the Company’s consolidated balance sheets. Contractual maturities for these auction rate securities range from eight to 44 years, with 62% of the Company’s portfolio maturing within the next ten years, 10% maturing within the next 20 years, 16% maturing within the next 30 years and 12% maturing thereafter through 2052. The interest rates are reset approximately every 28 days, except one security for which the auction process is currently suspended. Current yields range from 1.76% to 6.08%. With the liquidity issues experienced in the global credit and capital markets, all of the Company’s auction rate securities have experienced failed auctions since August 2007. The estimated fair value of these auction rate securities no longer approximates par value. However, the Company has not experienced any defaults and continues to earn and receive interest at the maximum contractual rates. See Note 7 for discussion on how the Company determines the fair value of its investments in auction rate securities.
At December 31, 2007, the $411 million par value auction rate securities had a fair value of $353 million, a $58 million decline from par. Of this decline in fair value, $48 million was deemed temporary and an unrealized loss in this amount was recorded to other comprehensive income. The Company concluded $10 million of the decline was an other than temporary impairment as a single security with subprime exposure experienced a severe decline in fair value during the period. Accordingly, the $10 million impairment charge was recorded to other nonoperating expense, net in the fourth quarter of 2007.
At December 31, 2008, the fair value of the Company’s auction rate securities was $187 million, representing a decline in fair value of $166 million from December 31, 2007. The decline in fair value was caused by the significant deterioration in the financial markets in 2008. The Company concluded that the 2008 decline in fair value of $166 million as well as the previously deemed temporary declines recorded to other comprehensive income of $48 million were now other than temporary. The Company’s conclusion for the other than temporary impairment was due to the length of time and extent to which the fair value has been less than cost for certain securities. All of these securities have experienced failed auctions for a period greater than one year, and there has been no recovery in their fair value. Accordingly, the Company recorded $214 million in impairment charges in other nonoperating expense, net related to the other than temporary impairment of its auction rate securities. The Company continues to monitor the market for auction rate securities and consider its impact (if any) on the fair value of its investments. If the current market conditions deteriorate further, the Company may be required to record additional impairment charges in other nonoperating expense, net in future periods.
Accounts Receivable
As of December 31, 2008, most of the Company’s receivables related to tickets sold to individual passengers through the use of major credit cards or to tickets sold by other airlines and used by passengers on US Airways or its regional airline affiliates. These receivables are short-term, mostly being settled within seven days after sale. Bad debt losses, which have been minimal in the past, have been considered in establishing allowances for doubtful accounts. The Company does not believe it is subject to any significant concentration of credit risk.
(c) Interest Rate Risk
The Company has exposure to market risk associated with changes in interest rates related primarily to its variable rate debt obligations. Interest rates on $2.8 billion principal amount of long-term debt as of December 31, 2008 are subject to adjustment to reflect changes in floating interest rates. The weighted average effective interest rate on the Company’s variable rate debt was 4.33% at December 31, 2008.

The fair value of the Company’s long-term debt was approximately $3.31 billion and $3.23 billion at December 31, 2008 and 2007, respectively. The fair values were estimated using quoted market prices where available. For long-term debt not actively traded, fair values were estimated using a discounted cash flow analysis, based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.
7. Fair Value Measurements
As described in Note 1(s), the Company adopted SFAS No. 157 on January 1, 2008. SFAS No. 157, among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. SFAS No. 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS No. 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1.	Observable inputs such as quoted prices in active markets;

Level 2.	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3.	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.
Assets measured at fair value on a recurring basis are as follows (in millions):

		Quoted Prices in	Significant Other	Significant
	Fair Value	Active Markets for	Observable	Unobservable
	December 31,	Identical Assets	Inputs	Inputs	Valuation
	2008	(Level 1)	(Level 2)	(Level 3)	Technique
Investments in marketable securities (noncurrent)	$187	$—	$—	$187	(1)
Fuel hedging derivatives	(375)	—	(375)	—	(2)

(1)
The Company estimated the fair value of these auction rate securities based on the following: (i) the underlying structure of each security; (ii) the present value of future principal and interest payments discounted at rates considered to reflect current market conditions; (iii) consideration of the probabilities of default, passing a future auction, or repurchase at par for each period; and (iv) estimates of the recovery rates in the event of default for each security. These estimated fair values could change significantly based on future market conditions. Refer to Note 6(b) for further discussion of the Company’s investments in marketable securities.

(2)
Since the Company’s fuel hedging derivative instruments are not traded on a market exchange, the fair values are determined using valuation models which include assumptions about commodity prices based on those observed in the underlying markets. The fair value of fuel hedging derivatives is recorded in accounts payable on the consolidated balance sheets. Refer to Note 6(a) for further discussion of the Company’s fuel hedging derivatives.

Assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) are as follows (in millions):

Investments in
Marketable
Securities
(Noncurrent)
Balance at December 31, 2007	$353
Losses deemed to be other than temporary reclassified from other comprehensive income to other nonoperating expense, net	48
Impairment losses included in other nonoperating expense, net	(214)

Balance at December 31, 2008	$187

8. Employee Pension and Benefit Plans
Substantially all of the Company’s employees meeting certain service and other requirements are eligible to participate in various pension, medical, dental, life insurance, disability and survivorship plans.
(a) Defined Benefit and Other Postretirement Benefit Plans
The following table sets forth changes in the fair value of plan assets, benefit obligations and the funded status of the plans and the amounts recognized in the Company’s consolidated balance sheets as of December 31, 2008 and 2007 (in millions).

	Defined Benefit Pension Plans (1)		Other Postretirement Benefits
	Year Ended	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Fair value of plan assets at beginning of period	$46	$45	$—	$—
Actual return on plan assets	(13)	3	—	—
Employer contributions	2	1	15	24
Plan participants’ contributions	—	—	23	29
Gross benefits paid	(2)	(3)	(38)	(53)

Fair value of plan assets at end of period	33	46	—	—

Benefit obligation at beginning of period	50	59	163	220
Service cost	1	2	2	3
Interest cost	3	3	9	12
Plan participants’ contributions	—	—	23	29
Actuarial (gain) loss	8	(7)	(33)	(48)
Curtailments (2)	—	(5)	—	—
Gross benefits paid	(3)	(2)	(38)	(53)
SFAS No. 158 adoption	—	—	(4)	—

Benefit obligation at end of period	59	50	122	163

Funded status of the plan	(26)	(4)	(122)	(163)
Contributions for October to December	—	—	—	6

Liability recognized in consolidated balance sheet	$(26)	$(4)	$(122)	$(157)

Net actuarial loss (gain) recognized in accumulated other comprehensive income	$15	$(9)	$(80)	$(49)

(1)
The Company maintains two defined benefit pension plans sponsored by Piedmont. Piedmont closed one plan to new participants in 2002 and froze the accrued benefits for the other plan for all participants in 2003. The aggregate accumulated benefit obligations, projected benefit obligations and plan assets were $54 million, $59 million and $33 million, as of December 31, 2008 and $46 million, $50 million and $46 million, as of December 31, 2007, respectively.

(2)
For the year ended December 31, 2007, the Company recognized a $5 million curtailment gain related to the elimination of a social security supplemental benefit as a result of the federally mandated change in the pilot retirement age from age 60 to 65.

Defined benefit plans are measured as of December 31, 2008 and 2007. As described in Note 1(s), the Company adopted the measurement provisions of SFAS No. 158 on January 1, 2008. The change in the Company’s other postretirement benefit obligation reflects a $4 million reduction for the adoption of SFAS No. 158 which includes $6 million of benefit payments, offset by $2 million of net periodic benefit costs for the period between the measurement date utilized in 2007, September 30, and the beginning of 2008. The $2 million of net periodic benefit costs was recorded as an adjustment to accumulated deficit.
The following table presents the weighted average assumptions used to determine benefit obligations:

	Defined Benefit Pension Plans		Other Postretirement Benefits
	Year Ended	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Discount rate	5.5%	6%	5.98%	5.94%
Rate of compensation increase	4%	4%	—	—

As of December 31, 2008 and 2007, the Company discounted its pension obligations based on the current rates earned on high quality Aa rated long-term bonds.
The Company assumed discount rates for measuring its other postretirement benefit obligations, based on a hypothetical portfolio of high quality publicly traded U.S. bonds (Aa rated, non-callable or callable with make-whole provisions), for which the timing and cash outflows approximate the estimated benefit payments of the other postretirement benefit plans.
As of December 31, 2008, the assumed health care cost trend rates are 9% in 2009 and 8% in 2010, decreasing to 5.5% in 2015 and thereafter. As of September 30, 2007, the assumed health care cost trend rates are 10% in 2008 and 9% in 2009, decreasing to 5.5% in 2013 and thereafter. The assumed health care cost trend rates could have a significant effect on amounts reported for retiree health care plans. A one-percentage point change in the health care cost trend rates would have the following effects on other postretirement benefits as of December 31, 2008 (in millions):

	1% Increase	1% Decrease
Effect on total service and interest costs	$1	$(1)
Effect on postretirement benefit obligation	6	(5)
Weighted average assumptions used to determine net periodic benefit cost were as follows:

	Defined Benefit Pension Plans		Other Postretirement Benefits
	Year Ended	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Discount rate	6%	5.75%	5.94%	5.67%
Expected return on plan assets	8%	8%	—	—
Rate of compensation increase	4%	4%	—	—
Components of the net and total periodic cost for pension and other postretirement benefits are as follows (in millions):

	Defined Benefit Pension Plans		Other Postretirement Benefits
	Year Ended	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Service cost	$1	$2	$2	$3
Interest cost	3	3	9	12
Expected return on plan assets	(4)	(3)	—	—
Amortization of actuarial gain	—	—	(2)	—

Total periodic costs	$—	$2	$9	$15

In 2009, the Company expects to contribute $14 million to its other postretirement plans. No contributions are expected in 2009 for the Company’s defined benefit plans. The following benefits, which reflect expected future service, as appropriate, are expected to be paid from the defined benefit and other postretirement plans (in millions):

		Other
		Postretirement
	Defined Benefit	Benefits before
	Pension Plans	Medicare Subsidy	Medicare Subsidy
2009	$2	$14	$—
2010	2	12	—
2011	2	12	—
2012	2	11	—
2013	2	12	—
2014 to 2018	13	60	2
The Company assumed that its pension plans’ assets would generate a long-term rate of return of 8% at December 31, 2008. The expected long-term rate of return assumption was developed by evaluating input from the plans’ investment consultants, including their review of asset class return expectations and long-term inflation assumptions.

The weighted average asset allocation as of December 31 by asset category is as follows:

	2008	2007
Equity securities	69%	69%
Debt securities	30	30
Other	1	1

Total	100%	100%

The Company’s targeted asset allocation as of December 31, 2008 is approximately 65% equity securities and 35% debt securities. The Company believes that its long-term asset allocation on average will approximate the targeted allocation. The Company regularly reviews its actual asset allocation and periodically rebalances its investments to its targeted allocation when considered appropriate.
(b) Defined Contribution Plans
The Company sponsors several defined contribution plans which cover a majority of its employee groups. The Company makes contributions to these plans based on the individual plan provisions, including an employer non-discretionary contribution and an employer match. These contributions are generally made based upon eligibility, eligible earnings and employee group. Expenses related to these plans were $96 million, $81 million and $92 million for the years ended December 31, 2008, 2007, and 2006, respectively.
(c) Postemployment Benefits
The Company provides certain postemployment benefits to its employees. These benefits include disability-related and workers’ compensation benefits for certain employees. The Company accrues for the cost of such benefit expenses once an appropriate triggering event has occurred. In 2007, the Company recorded a $99 million charge to increase long-term disability obligations for US Airways’ pilots as a result of a change in the FAA mandated retirement age for pilots from 60 to 65.
(d) Profit Sharing Plans
Most non-executive employees of US Airways are eligible to participate in the 2005 Profit Sharing Plan, an annual bonus program. Annual bonus awards are paid from a profit-sharing pool equal to (i) ten percent of the annual profits of US Airways Group (excluding unusual items) for pre-tax profit margins up to ten percent, plus (ii) 15% of the annual profits of US Airways Group (excluding unusual items) for pre-tax profit margins greater than ten percent. Awards are paid as a lump sum no later than March 15 after the end of each fiscal year. The Company recorded no amounts in 2008 for profit sharing as the Company had a net loss in 2008 excluding unusual items and recorded $49 million and $59 million for profit sharing in 2007 and 2006, respectively, which is recorded in salaries and related costs.
9. Commitments and Contingencies
(a) Commitments to Purchase Flight Equipment and Maintenance Services
Aircraft and Engine Purchase Commitments
During 2008, the Company took delivery of 14 Embraer 190 aircraft under its Amended and Restated Purchase Agreement with Embraer, which it financed through an existing facility agreement. As of December 31, 2008, the Company has no remaining firm orders with Embraer. Under the terms of the Amended and Restated Purchase Agreement, the Company has 32 additional Embraer 190 aircraft on order, which are conditional and subject to its notification to Embraer. In 2008, the Company amended the Amended and Restated Purchase Agreement to revise the delivery schedule for these 32 additional Embraer 190 aircraft.
In 2007, US Airways and Airbus executed definitive purchase agreements for the acquisition of 97 aircraft, including 60 single-aisle A320 family aircraft and 37 widebody aircraft (comprised of 22 A350 XWB aircraft and 15 A330-200 aircraft). These were in addition to orders for 37 single-aisle A320 family aircraft from a previous Airbus purchase agreement. In 2008, US Airways and Airbus entered into Amendment No. 1 to the Amended and Restated Airbus A320 Family Aircraft Purchase Agreement. The amendment provides for the conversion of 13 A319 aircraft to A320 aircraft, one A319 aircraft to an A321 aircraft and 11 A320 aircraft to A321 aircraft for deliveries during 2009 and 2010.

Deliveries of the A320 family aircraft commenced during 2008 with the delivery of five A321 aircraft, which were financed through an existing facility agreement. Deliveries of the A320 family aircraft will continue in 2009 through 2012. Deliveries of the A330-200 aircraft will begin in 2009. In 2008, US Airways amended the terms of the A350 XWB Purchase Agreement for deliveries of the 22 firm order A350 XWB aircraft to begin in 2015 rather than 2014 and extending through 2018.
In 2007, US Airways agreed to terms with an aircraft lessor to lease two used A330-200 aircraft. In 2008, US Airways terminated the two leases and did not take delivery of the two used A330-200 aircraft. Related to this termination, US Airways recorded a $2 million lease cancellation charge.
In 2008, US Airways executed purchase agreements for the purchase of eight new IAE V2500-A5 spare engines scheduled for delivery through 2014 for use on the Airbus A320 family fleet, three new Trent 700 spare engines scheduled for delivery through 2011 for use on the Airbus A330-200 fleet and three new Trent XWB spare engines scheduled for delivery in 2015 through 2017 for use on the Airbus A350 XWB aircraft.
Under all of the Company’s aircraft and engine purchase agreements, the Company’s total future commitments as of December 31, 2008 are expected to be approximately $6.83 billion through 2018 as follows: $1.31 billion in 2009, $1.34 billion in 2010, $1.29 billion in 2011, $768 million in 2012, $36 million in 2013 and $2.09 billion thereafter, which includes predelivery deposits and payments. The Company expects to fund these payments through future financings.
Engine Maintenance Commitments
In connection with the merger, US Airways and AWA restructured their rate per engine hour agreements with General Electric Engine Services for overhaul maintenance services. Under the restructured agreements, the minimum monthly payment on account of accrued engine flight hours for both of the agreements together will equal $3 million as long as both agreements remain in effect through October 2009. In September 2007, all engines covered under the AWA agreement were transferred to the US Airways agreement, and the AWA agreement was terminated. The minimum monthly payment of $3 million remains unchanged.
(b) Leases
The Company leases certain aircraft, engines, and ground equipment, in addition to the majority of its ground facilities and terminal space. As of December 31, 2008, the Company had 343 aircraft under operating leases, with remaining terms ranging from one month to approximately 15 years. Ground facilities include executive offices, maintenance facilities and ticket and administrative offices. Public airports are utilized for flight operations under lease arrangements with the municipalities or agencies owning or controlling such airports. Substantially all leases provide that the lessee must pay taxes, maintenance, insurance and certain other operating expenses applicable to the leased property. Some leases also include renewal and purchase options.
As of December 31, 2008, obligations under noncancellable operating leases for future minimum lease payments were as follows (in millions):

2009	$1,075
2010	976
2011	851
2012	770
2013	629
Thereafter	3,227

Total minimum lease payments	$7,528

For the years ended December 31, 2008, 2007 and 2006, rental expense under operating leases was $1.33 billion, $1.29 billion and $1.29 billion, respectively.
(c) Off-balance Sheet Arrangements
US Airways has obligations with respect to pass through trust certificates, or EETCs, issued by pass through trusts to cover the financing of 19 owned aircraft, 116 leased aircraft and three leased engines. These trusts are off-balance sheet entities, the primary purpose of which is to finance the acquisition of aircraft. Rather than finance each aircraft separately when such aircraft is purchased or delivered, these trusts allowed US Airways to raise the financing for several aircraft at one time and place such funds in escrow pending the purchase or delivery of the relevant aircraft. The trusts were also structured to provide for certain credit enhancements, such as liquidity facilities to cover certain interest payments, that reduce the risks to the purchasers of the trust certificates and, as a result, reduce the cost of aircraft financing to US Airways.

Each trust covered a set amount of aircraft scheduled to be delivered within a specific period of time. At the time of each covered aircraft financing, the relevant trust used the funds in escrow to purchase equipment notes relating to the financed aircraft. The equipment notes were issued, at US Airways’ election in connection with a mortgage financing of the aircraft or by a separate owner trust in connection with a leveraged lease financing of the aircraft. In the case of a leveraged lease financing, the owner trust then leased the aircraft to US Airways. In both cases, the equipment notes are secured by a security interest in the aircraft. The pass through trust certificates are not direct obligations of, nor are they guaranteed by, the Company or US Airways. However, in the case of mortgage financings, the equipment notes issued to the trusts are direct obligations of US Airways. As of December 31, 2008, $540 million associated with these mortgage financings is reflected as debt in the accompanying consolidated balance sheet.
With respect to leveraged leases, US Airways evaluated whether the leases had characteristics of a variable interest entity as defined by FIN No. 46(R). US Airways concluded the leasing entities met the criteria for variable interest entities. US Airways then evaluated whether or not it was the primary beneficiary by evaluating whether or not it was exposed to the majority of the risks (expected losses) or whether it receives the majority of the economic benefits (expected residual returns) from the trusts’ activities. US Airways does not provide residual value guarantees to the bondholders or equity participants in the trusts. Each lease does have a fixed price purchase option that allows US Airways to purchase the aircraft near the end of the lease term. However, the option price approximates an estimate of the aircraft’s fair value at the option date. Under this feature, US Airways does not participate in any increases in the value of the aircraft. US Airways concluded it was not the primary beneficiary under these arrangements. Therefore, US Airways accounts for its EETC leverage lease financings as operating leases under the criteria of SFAS No. 13, “Accounting for Leases.” US Airways’ total obligations under these leveraged lease financings are $3.57 billion as of December 31, 2008, which are included in the future minimum lease payments table in (b) above.
(d) Regional Jet Capacity Purchase Agreements
US Airways has entered into capacity purchase agreements with certain regional jet operators. The capacity purchase agreements provide that all revenues (passenger, mail and freight) go to US Airways. In return, US Airways agrees to pay predetermined fees to the regional airlines for operating an agreed upon number of aircraft, without regard to the number of passengers onboard. In addition, these agreements provide that certain variable costs, such as airport landing fees and passenger liability insurance, will be reimbursed 100% by US Airways. US Airways controls marketing, scheduling, ticketing, pricing and seat inventories. The regional jet capacity purchase agreements have expirations from 2012 to 2020 and provide for optional extensions at US Airways’ discretion. The future minimum noncancellable commitments under the regional jet capacity purchase agreements are $1.01 billion in 2009, $1.01 billion in 2010, $1.03 billion in 2011, $902 million in 2012, $731 million in 2013 and $2.71 billion thereafter.
Certain entities with which US Airways has capacity purchase agreements are considered variable interest entities under FIN No. 46(R). In connection with its restructuring and emergence from bankruptcy, US Airways contracted with Air Wisconsin and Republic Airways to purchase a significant portion of these companies’ regional jet capacity for a period of ten years. US Airways has determined that it is not the primary beneficiary of these variable interest entities, based on cash flow analyses. Additionally, US Airways has analyzed the arrangements with other carriers with which US Airways has long-term capacity purchase agreements and has concluded it is not required to consolidate any of the entities.
(e) Legal Proceedings
On September 12, 2004, US Airways Group and its domestic subsidiaries (collectively, the “Reorganized Debtors”) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia, Alexandria Division (Case Nos. 04-13819-SSM through 03-13823-SSM) (the “2004 Bankruptcy”). On September 16, 2005, the Bankruptcy Court issued an order confirming the plan of reorganization submitted by the Reorganized Debtors and on September 27, 2005, the Reorganized Debtors emerged from the 2004 Bankruptcy. The Bankruptcy Court’s order confirming the plan included a provision called the plan injunction, which forever bars other parties from pursuing most claims against the Reorganized Debtors that arose prior to September 27, 2005 in any forum other than the Bankruptcy Court. The great majority of these claims are pre-petition claims that, if paid out at all, will be paid out in common stock of the post-bankruptcy US Airways Group at a fraction of the actual claim amount.

(f) Guarantees and Indemnifications
US Airways guarantees the payment of principal and interest on certain special facility revenue bonds issued by municipalities to build or improve certain airport and maintenance facilities which are leased to US Airways. Under such leases, US Airways is required to make rental payments through 2023, sufficient to pay maturing principal and interest payments on the related bonds. As of December 31, 2008, the principal amount outstanding on these bonds was $90 million. Remaining lease payments guaranteeing the principal and interest on these bonds are $145 million.
The Company enters into real estate leases in substantially all cities that it serves. It is common in such commercial lease transactions for the Company as the lessee to agree to indemnify the lessor and other related third parties for tort liabilities that arise out of or relate to the use or occupancy of the leased premises. In some cases, this indemnity extends to related liabilities arising from the negligence of the indemnified parties, but usually excludes any liabilities caused by their gross negligence or willful misconduct. With respect to certain special facility bonds, the Company agreed to indemnify the municipalities for any claims arising out of the issuance and sale of the bonds and use or occupancy of the concourses financed by these bonds. Additionally, the Company typically indemnifies such parties for any environmental liability that arises out of or relates to its use or occupancy of the leased premises.
The Company is the lessee under many aircraft financing agreements (including leveraged lease financings of aircraft under pass through trusts). It is common in such transactions for the Company as the lessee to agree to indemnify the lessor and other related third parties for the manufacture, design, ownership, financing, use, operation and maintenance of the aircraft, and for tort liabilities that arise out of or relate to the Company’s use or occupancy of the leased asset. In some cases, this indemnity extends to related liabilities arising from the negligence of the indemnified parties, but usually excludes any liabilities caused by their gross negligence or willful misconduct. In aircraft financing agreements structured as leverage leases, the Company typically indemnifies the lessor with respect to adverse changes in U.S. tax laws.
US Airways has long-term operating leases at a number of airports, including leases where US Airways is also the guarantor of the underlying debt. Such leases are typically with municipalities or other governmental entities. The arrangements are not required to be consolidated based on the provisions of FIN No. 46(R).
10. Other Comprehensive Income (Loss)
The Company’s other comprehensive income (loss) consisted of the following (in millions):

	Year Ended December 31,
	2008	2007	2006
Net income (loss)	$(2,215)	$423	$286
Unrealized losses on available for sale securities	—	(48)	—
Recognition of previous unrealized losses now deemed other than temporary	48	—	—
Adjustment to initially apply the recognition provisions of SFAS No. 158	—	—	3
Actuarial gains associated with pension and other postretirement benefits, net of current period amortization	7	55	—

Total comprehensive income (loss)	$(2,160)	$430	$289

The components of accumulated other comprehensive income (loss) were as follows (in millions):

	December 31,	December 31,
	2008	2007
Accumulated net unrealized losses on available for sale securities	$—	$(48)
Adjustment to initially apply the recognition provisions of SFAS No. 158	3	3
Actuarial gains associated with pension and other postretirement benefits, net of amortization	62	55

Accumulated other comprehensive income	$65	$10

The accumulated other comprehensive income is not presented net of tax as any tax effects resulting from the items above have been immediately offset by the recording of a valuation allowance through the same financial statement caption.

11. Supplemental Cash Flow Information
Supplemental disclosure of cash flow information and non-cash investing and financing activities were as follows (in millions):

	Year Ended December 31,
	2008	2007	2006
Non-cash transactions:
Interest payable converted to debt	$7	$—	$—
Maintenance payable converted to debt	33	—	—
Unrealized loss on available for sale securities	—	48	—
Conversion of 7% convertible notes into common stock	—	—	70
Conversion of 7.5% convertible senior notes, net of discount of $17 million to common stock	—	—	95
Notes payable canceled under the aircraft purchase agreement	—	—	4
Equipment purchases financed by capital lease	—	—	3
Cash transactions:
Interest paid, net of amounts capitalized	216	248	264
Income taxes paid	1	4	12
12. Related Party Transactions
Richard A. Bartlett, a member of the Company’s board of directors until June 2008, is a greater than 10% owner of Air Wisconsin. US Airways and Air Wisconsin also entered into a regional jet services agreement under which Air Wisconsin may, but is not required to, provide regional jet service under a US Airways Express code share arrangement. On April 8, 2005, Air Wisconsin notified the Company of its intention to deploy 70 regional jets, the maximum number provided for in the agreement, into the US Airways Express network. The amount paid to Air Wisconsin in 2008 was approximately $344 million. Mr. Bartlett became a member of the board of directors pursuant to certain stockholder agreements, which by their terms expired in June 2008.
Edward L. Shapiro, a member of the Company’s board of directors until June 2008, is a Vice President and partner of PAR Capital Management, the general partner of PAR. PAR received 10,768,485 shares of US Airways Group common stock, including shares received pursuant to Participation Agreements with America West Holdings, for a total investment of $160 million at the time of the merger. As of December 31, 2007, PAR has sold substantially all of its investment in the Company. Mr. Shapiro became a member of the board of directors pursuant to certain stockholder agreements, which by their terms expired in June 2008.
13. Operating Segments and Related Disclosures
The Company is managed as a single business unit that provides air transportation for passengers and cargo. This allows it to benefit from an integrated revenue pricing and route network that includes US Airways, Piedmont, PSA and third-party carriers that fly under capacity purchase or prorate agreements as part of the Company’s Express operations. The flight equipment of all these carriers is combined to form one fleet that is deployed through a single route scheduling system. When making resource allocation decisions, the chief operating decision maker evaluates flight profitability data, which considers aircraft type and route economics, but gives no weight to the financial impact of the resource allocation decision on an individual carrier basis. The objective in making resource allocation decisions is to maximize consolidated financial results, not the individual results of US Airways, Piedmont and PSA.
Information concerning operating revenues in principal geographic areas is as follows (in millions):

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006
United States	$9,659	$9,582	$9,397
Foreign	2,459	2,118	2,160

Total	$12,118	$11,700	$11,557

The Company attributes operating revenues by geographic region based upon the origin and destination of each flight segment. The Company’s tangible assets consist primarily of flight equipment, which are mobile across geographic markets and, therefore, have not been allocated.

14. Stockholders’ Equity
Holders of common stock are entitled to one vote per share on all matters submitted to a vote of common shareholders, except that voting rights of non-U.S. citizens are limited to the extent that the shares of common stock held by such non-U.S. persons would otherwise be entitled to more than 24.9% of the aggregate votes of all outstanding equity securities of US Airways Group. Holders of common stock have no right to cumulate their votes. Holders of common stock participate equally as to any dividends or distributions on the common stock.
In August 2008, the Company completed an underwritten public stock offering of 19 million common shares, as well as the full exercise of 2.85 million common shares included in an overallotment option, at an offering price of $8.50 per share. Net proceeds from the offering, after underwriting discounts and commissions, were $179 million.
15. Stock-based Compensation
In June 2008, the stockholders of the Company approved the 2008 Equity Incentive Plan (the “2008 Plan”). The 2008 Plan replaces and supersedes the 2005 Equity Incentive Plan (the “2005 Plan”). No additional awards will be made under the 2005 Plan, although outstanding awards previously made under the 2005 Plan will continue to be governed by the terms and conditions of the 2005 Plan. Any shares subject to an award under the 2005 Plan outstanding as of the date on which the 2008 Plan was approved by the Board that expire, are forfeited or otherwise terminate unexercised will increase the shares reserved for issuance under the 2008 Plan by (i) one share for each share of stock issued pursuant to a stock option and stock appreciation right and (ii) three shares for each share of stock issued pursuant to a restricted stock unit, which corresponds to the reduction originally made with respect to each award in the 2005 Plan.
The 2008 Plan authorizes the grant of awards for the issuance of up to a maximum of 6,700,000 shares of the Company’s common stock. Awards may be in the form of performance grants, bonus awards, performance shares, restricted stock awards, vested shares, restricted stock units, vested units, incentive stock options, nonstatutory stock options and stock appreciation rights. The number of shares of the Company’s common stock available for issuance under the 2008 Plan is reduced by (i) one share for each share of stock issued pursuant to a stock option or a stock appreciation right, and (ii) one and one-half (1.5) shares for each share of stock issued pursuant to all other stock awards. Stock awards that are terminated, forfeited or repurchased result in an increase in the share reserve of the 2008 Plan corresponding to the reduction originally made in respect of the award. Any shares of the Company’s stock tendered or exchanged by a participant as full or partial payment to the Company of the exercise price under an option and any shares retained or withheld by the Company in satisfaction of an employee’s obligations to pay applicable withholding taxes with respect to any award will not be available for reissuance, subjected to new awards or otherwise used to increase the share reserve under the 2008 Plan. The cash proceeds from option exercises will not be used to repurchase shares on the open market for reuse under the 2008 Plan.
The Company’s net income (loss) for the years ended December 31, 2008, 2007 and 2006 includes $34 million, $32 million and $34 million, respectively, of compensation costs related to share-based payments. Upon adoption of SFAS No. 123R, “Share-Based Payment,” the Company recorded a cumulative benefit from the accounting change of $1 million, which reflects the impact of estimating future forfeitures for previously recognized compensation expense. No income tax effect related to share-based payments or cumulative effect has been recorded as the effects have been immediately offset by the recording of a valuation allowance through the same financial statement caption.
Restricted Stock Unit Awards — As of December 31, 2008, the Company has outstanding restricted stock unit awards (“RSUs”) with service conditions (vesting periods) and RSUs with service and performance conditions (which the performance condition of obtaining a combined operating certificate for AWA and US Airways was met on September 26, 2007). SFAS No. 123R requires that the grant-date fair value of RSUs be equal to the market price of the underlying shares of common stock on the date of grant if vesting is based on a service or a performance condition. The grant-date fair value of RSU awards that are subject to both a service and a performance condition are being expensed over the vesting period, as the performance condition has been met. Vesting periods for RSU awards range from three to four years. RSUs are classified as equity awards.

RSU award activity for the years ending December 31, 2008, 2007 and 2006 is as follows (shares in thousands):

		Weighted
	Number of	Average Grant-
	Shares	Date Fair Value
2005 Equity Incentive Plan
Nonvested balance at December 31, 2005	687	$26.17
Granted	254	38.55
Vested and released	(75)	42.38
Forfeited	(52)	24.85

Nonvested balances at December 31, 2006	814	$28.63
Granted	242	41.51
Vested and released	(446)	29.85
Forfeited	(18)	31.26

Nonvested balance at December 31, 2007	592	$32.91
Granted	535	9.02
Vested and released	(390)	29.07
Forfeited	(32)	23.15

Nonvested balance at December 31, 2008	705	$17.36

2008 Equity Incentive Plan
Nonvested balance at December 31, 2007	—	$—
Granted	19	7.52
Vested and released	—	—
Forfeited	—	—

Nonvested balance at December 31, 2008	19	$7.52

As of December 31, 2008, there were $8 million of total unrecognized compensation costs related to RSUs. These costs are expected to be recognized over a weighted average period of 1.1 years. The total fair value of RSUs vested during 2008, 2007 and 2006 was $3 million, $14 million and $3 million, respectively.
Stock Options and Stock Appreciation Rights — Stock options and stock appreciation rights (“SARs”) are granted with an exercise price equal to the underlying common stock’s fair market value at the date of each grant, generally become exercisable over a three to four year period and expire if unexercised at the end of their term, which ranges from seven to ten years. Stock options and SARs are classified as equity awards. The exercise of SARs will be settled with the issuance of shares of the Company’s common stock.
Stock option and SARs activity for the years ending December 31, 2008, 2007 and 2006 is as follows (stock options and SARs in thousands):

			Weighted
			Average
	Stock	Weighted	Remaining
	Options	Average	Contractual Term	Aggregate
	and SARs	Exercise Price	(years)	Intrinsic Value
				(In millions)
1994 Incentive Equity Plan
Balance at December 31, 2005	1,267	$38.28
Granted	—	—
Exercised	(455)	23.64
Forfeited	—	—
Expired	(62)	50.93

Balance at December 31, 2006	750	$46.10
Granted	—	—
Exercised	(30)	40.93
Forfeited	—	—
Expired	(75)	46.38

Balance at December 31, 2007	645	$46.30
Granted	—	—
Exercised	(2)	9.21
Forfeited	—	—
Expired	(244)	55.35

Balance at December 31, 2008	399	$40.96	1.04	$—

			Weighted
			Average
	Stock	Weighted	Remaining
	Options	Average	Contractual Term	Aggregate
	and SARs	Exercise Price	(years)	Intrinsic Value
				(In millions)
Vested or expected to vest at December 31, 2008	399	$40.96	1.04	$—
Exercisable at December 31, 2008	399	$40.96	1.04	$—
2002 Incentive Equity Plan
Balance at December 31, 2005	2,048	$16.98
Granted	—	—
Exercised	(1,250)	16.12
Forfeited	—	—
Expired	—	—

Balance at December 31, 2006	798	$18.33
Granted	—	—
Exercised	(36)	14.36
Forfeited	—	—
Expired	—	—

Balance at December 31, 2007	762	$18.52
Granted	—	—
Exercised	(2)	6.42
Forfeited	—	—
Expired	(23)	25.08

Balance at December 31, 2008	737	$18.34	4.95	$—
Vested or expected to vest at December 31, 2008	735	$18.33	4.95	$—
Exercisable at December 31, 2008	686	$18.15	4.83	$—
2005 Equity Incentive Plan
Balance at December 31, 2005	1,973	$23.15
Granted	1,310	40.30
Exercised	(701)	24.49
Forfeited	(87)	30.34
Expired	—	—

Balance at December 31, 2006	2,495	$31.53
Granted	1,123	42.23
Exercised	(92)	29.74
Forfeited	(93)	35.00
Expired	(63)	37.48

Balance at December 31, 2007	3,370	$34.96
Granted	1,959	9.11
Exercised	(5)	8.84
Forfeited	(200)	30.18
Expired	(218)	32.76

Balance at December 31, 2008	4,906	$24.93	8.02	$—
Vested or expected to vest at December 31, 2008	4,720	$25.28	7.96	$—
Exercisable at December 31, 2008	2,100	$31.94	7.04	$—
2008 Equity Incentive Plan
Balance at December 31, 2007	—	$—
Granted	2,389	6.64
Exercised	—	—
Forfeited	(56)	6.70
Expired	—	—

Balance at December 31, 2008	2,333	$6.64	6.63	$3
Vested or expected to vest at December 31, 2008	2,104	$6.64	6.63	$2
Exercisable at December 31, 2008	5	$6.70	6.59	$—
The fair value of stock options and SARs is determined at the grant date using a Black-Scholes option pricing model, which requires several assumptions. The risk-free interest rate is based on the U.S. Treasury yield curve in effect for the expected term of the stock option or SAR at the time of grant. The dividend yield is assumed to be zero since the Company does not pay dividends and has no current plans to do so in the future. The volatility is based on the historical volatility of the Company’s common stock over a time period equal to the expected term of the stock option or SAR. The expected life of stock options and SARs is based on the historical experience of the Company.

The per share weighted-average grant-date fair value of stock options and SARs granted and the weighted-average assumptions used for the years ended December 31, 2008, 2007 and 2006 were as follows:

	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006
Weighted average fair value	$3.28	$16.57	$16.77
Risk free interest rate	2.5%	4.5%	4.8%
Expected dividend yield	—	—	—
Expected life	3.0 years	3.0 years	2.9 years
Volatility	62%	52%	57%
As of December 31, 2008, there were $20 million of total unrecognized compensation costs related to stock options and SARs. These costs are expected to be recognized over a weighted average period of 1.3 years.
The total intrinsic value of stock options and SARs exercised during the years ended December 31, 2008, 2007 and 2006 was $0.1 million, $4 million and $68 million, respectively. Cash received from stock option and SAR exercises during the years ended December 31, 2008, 2007 and 2006 was $0.1 million, $2 million and $31 million, respectively.
Agreements with the Air Line Pilots Association (“ALPA”) — US Airways Group and US Airways have a letter of agreement with ALPA, the US Airways’ pilot union through April 18, 2008, that provides that US Airways’ pilots designated by ALPA receive stock options to purchase 1.1 million shares of the Company’s common stock. The first tranche of 500,000 stock options was granted on January 31, 2006 with an exercise price of $33.65. The second tranche of 300,000 stock options was granted on January 31, 2007 with an exercise price of $56.90. The third and final tranche of 300,000 stock options was granted on January 31, 2008 with an exercise price of $12.50. The stock options granted to ALPA pilots do not reduce the shares available for grant under any equity incentive plan. Any of these ALPA stock options that are forfeited or that expire without being exercised will not become available for grant under any of the Company’s plans.
The per share fair value of the ALPA pilot stock options and assumptions used for the January 31, 2008, 2007 and 2006 grants were as follows:

	January 31,	January 31,	January 31,
	2008	2007	2006
Per share fair value	$3.02	$18.02	$17.11
Risk free interest rate	2.2%	4.9%	4.4%
Expected dividend yield	—	—	—
Contractual term	2.0 years	2.0 years	5.0 years
Volatility	55%	53%	70%
As of December 31, 2008, there were no unrecognized compensation costs related to stock options granted to ALPA pilots as the stock options were fully vested on the grant date. No ALPA stock options were exercised in 2008. There were 25,029 and 315,390 ALPA stock options exercised during 2007 and 2006, respectively, pursuant to this agreement. The total intrinsic value of ALPA stock options exercised during 2007 and 2006 was $1 million and $5 million, respectively. Cash received from ALPA stock options exercised during the years ended December 31, 2007 and 2006 totaled $1 million and $10 million, respectively.

16. Valuation and Qualifying Accounts (in millions)

	Balance at			Balance at
	Beginning			End
Description	of Period	Additions	Deductions	of Period
Allowance for doubtful receivables:
Year ended December 31, 2008	$4	$10	$8	$6

Year ended December 31, 2007	$8	$9	$13	$4

Year ended December 31, 2006	$10	$7	$9	$8

Allowance for inventory obsolescence:
Year ended December 31, 2008	$40	$21	$10	$51

Year ended December 31, 2007	$30	$12	$2	$40

Year ended December 31, 2006	$24	$10	$4	$30

Valuation allowance on deferred tax asset, net:
Year ended December 31, 2008	$77	$573	$—	$650

Year ended December 31, 2007	$263	$—	$186	$77

Year ended December 31, 2006	$446	$—	$183	$263

17. Selected Quarterly Financial Information (unaudited)
Summarized quarterly financial information for 2008 and 2007 is as follows (in millions):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2008
Operating revenues	$2,840	$3,257	$3,261	$2,761
Operating expenses	3,036	3,793	3,950	3,139
Operating loss	(196)	(536)	(689)	(378)
Nonoperating expenses, net	(41)	(32)	(174)	(168)
Income tax provision (benefit)	—	—	3	(3)
Net loss	(237)	(568)	(866)	(543)
Loss per common share:
Basic:	$(2.58)	$(6.17)	$(8.46)	$(4.76)
Diluted:	$(2.58)	$(6.17)	$(8.46)	$(4.76)
Shares used for computation (in thousands):
Basic	92,023	92,137	102,406	114,106
Diluted	92,023	92,137	102,406	114,106
2007
Operating revenues	$2,732	$3,155	$3,036	$2,776
Operating expenses	2,616	2,866	2,834	2,850
Operating income (loss)	116	289	202	(74)
Nonoperating expenses, net	(48)	(19)	(22)	(14)
Income tax provision (benefit)	3	8	4	(8)
Net income (loss)	65	262	176	(80)
Earnings (loss) per common share:
Basic:	$0.72	$2.87	$1.92	$(0.88)
Diluted:	$0.70	$2.77	$1.87	$(0.88)
Shares used for computation (in thousands):
Basic	91,363	91,477	91,542	91,761
Diluted	93,173	95,613	95,492	91,761

18. Subsequent Events
On January 15, 2009, US Airways flight 1549 was involved in an accident in New York that resulted in the aircraft landing in the Hudson River. The Airbus A320 aircraft was en route to Charlotte from LaGuardia with 150 passengers and a crew of 5 (2 pilots and 3 flight attendants) onboard. All aboard survived and there were no serious injuries. US Airways has insurance coverage for this aircraft (which is a total loss) as well as costs resulting from the accident, and there are no applicable deductibles.
On January 16, 2009, US Airways exercised its right to obtain new loan commitments and incur additional loans under the spare parts loan agreement. In connection with the exercise of that right, Airbus Financial Services funded $50 million in satisfaction of a previous commitment. This loan will mature on October 20, 2014, will bear interest at a rate of LIBOR plus a margin and will be secured by the collateral securing loans under the spare parts loan agreement. In addition, in connection with the incurrence of this loan, US Airways and Airbus entered into amendments to the A320 Family Aircraft Purchase Agreement, the A330 Aircraft Purchase Agreement and the A350 XWB Purchase Agreement. Pursuant to these amendments, the existing cross-default provisions of the applicable aircraft purchase agreements were amended and restated to, among other things, specify the circumstances under which a default under the loan would constitute a default under the applicable aircraft purchase agreement.